PURCHASE AND SALE AGREEMENT

                                    AMONG

                          HALLADOR PETROLEUM COMPANY
                         HALLADOR PRODUCTION COMPANY
                          HALLADOR PETROLEUM, LLP

                           SANTA BARBARA PARTNERS

                            TRIO PETROLEUM INC.

                    CUYAMA DRILLING AND PRODUCTION COMPANY

                                     AND

                       SOUTH CUYAMA LIMITED PARTNERSHIP

                                  ("SELLERS")
                                     AND
               E&B NATURAL RESOURCES MANAGEMENT CORPORATION

                                      AND
                                  WRBD II, LP
                                   ("BUYERS")


SECTION 1   DEFINITIONS                                        2

SECTION 2   PURCHASE AND SALE                                  7
2.1   Assets                                                   7
2.2   Stock                                                    9
2.3   Trio Partnership Interests                               9
2.4   Excluded Assets                                          9

SECTION 3      PURCHASE PRICE AND PAYMENTS                     9
3.1   Purchase Price                                           9
3.2   Timing of Payments                                       9
3.3   Adjusted Purchase Price                                 10
3.4   Payment at Closing                                      10
3.5   Exclusivity                                             11
3.6   Waiver and Indemnity With Regard to Distribution and
      Allocation of Consideration Among Sellers               11

SECTION 4      TITLE EXAMINATION                              12
4.1   Access to Title Information                             12
4.2   Title Defects                                           12
4.3   Identifying and Curing Title Defects                    12
4.4   Preferential Purchase Rights                            13

SECTION 5      ENVIRONMENTAL MATTERS                          13
5.1   No Admission Against Interest                           13
5.2   Environmental Due Diligence                             13
5.3   Allocation of Environmental Liabilities                 14

SECTION 6      OPERATIONS AND CASUALTY LOSS                   16
6.1   Operations                                              16
6.2   Casualty Loss                                           16
6.3   Successor Operator                                      16
6.4   Hallador LLP Employees                                  17

SECTION 7      SELLERS' REPRESENTATIONS AND WARRANTIES        18
7.1   Representations and Warranties of Hallador Sellers      18
7.2   Representations and Warranties of Trio Sellers          27
7.3   Several Representations and Warranties and
      Related Obligations                                     31

SECTION 8      REPRESENTATIONS AND WARRANTIES OF BUYERS       31
8.1   Organization                                            31
8.2   Authority; Enforceability                               32
8.3   Consents                                                32
8.4   Litigation, Suits or Claims                             33
8.5   No Breach                                               33
8.6   Investment Intent; Blue Sky                             33
8.7   Rule 144                                                33
8.8   No Public Market                                        33
8.9   Restrictions on Transfer, Restrictive Legends           33
8.10  Access to Information                                   33
8.11  Investment Experience                                   34
8.12  Accredited Investor                                     34
8.13  Further Representations by Foreign Investors            34
8.14  Federal Leases                                          34
8.15  Brokers                                                 34

SECTION 9      CONDITIONS PRECEDENT TO THE OBLIGATIONS
               OF SELLER                                      34
9.1   Purchase Price                                          35
9.2   Buyers' Representations and Warranties True             35
9.3   Officer's Certificate                                   35
9.4   Pre-Closing Performance                                 35
9.5   Authorization                                           35
9.6   Absence of Litigation                                   35
9.7   Bonds, Letters of Credit or Other Assurances            35
9.8   Preferential Purchase Rights                            36
9.9   Transition Services Agreement                           36
9.10  Receipt                                                 36

SECTION 10     CONDITIONS PRECEDENT TO THE OBLIGATIONS
               OF BUYER                                       36
10.1  Delivery of Instruments of Transfer                     36
10.2  Representations and Warranties                          36
10.3  Authorization                                           37
10.4  Absence of Litigation                                   37
10.5  Officer's Certificate                                   37
10.6  Transition Services Agreement                           37
10.7  Receipt                                                 37
10.8  Liens                                                   37

SECTION 11     COVENANTS                                      37
11.1  Investigation and Decision                              37
11.2  Access to Information                                   38
11.3  General Liabilities                                     38
11.4  Gas Imbalance                                           39
11.5  Third-Party Consents                                    39
11.6  Additional Agreements                                   40
11.7  Payment of Certain Expenses Due and Payable After the
      Effective Date                                          40
11.8  Notification of Certain Matters                         40
11.9  Financial Statements                                    40
11.10 Announcements                                           41
11.11 Termination of Guarantees and Other Commitments         41
11.12 Like Kind Exchange                                      42
11.13 Access to Geologic and Geophysical Information          42
11.14 Restrictions on Operations                              42
11.15 Exhibits and Schedules                                  43

SECTION 12     TAXES                                          43
12.1  Apportionment of Taxes                                  43
12.2  Sales Taxes, Filing Fees, Etc                           43
12.3  Other Taxes                                             43
12.4  Cooperation on Tax Matters                              43
12.5  Confidentiality                                         44
12.6  Audits                                                  44
12.7  Control of Proceedings                                  45
12.8  Closing Tax Certificate                                 45

SECTION 13     TERMINATION                                    45
13.1  Termination                                             45
13.2  Effect of Termination                                   46
13.3  Sole Remedy                                             46

SECTION 14     MISCELLANEOUS                                  47
14.1  Governing Law                                           47
14.2  Assignment                                              47
14.3  Written Notices                                         47
14.4  Expenses                                                48
14.5  Limitation of Liability                                 48
14.6  Attorneys' Fees                                         48
14.7  No Admissions                                           48
14.8  Exhibits Incorporated                                   49
14.9  Entire Agreement, Etc                                   49
14.10 Parties in Interest                                     49
14.11 Severability                                            49
14.12 Consents                                                49

SECTION 15     SURVIVAL AND INDEMNIFICATION                   49
15.1  Survival                                                49
15.2  Indemnification                                         49
15.3  Third Party Claims                                      50
15.4  Method of Asserting Claims                              51
15.5  Right to Cure                                           54

SECTION 16     CLOSING                                        54
16.1  Time of Essence                                         54
16.2  Place and Date                                          54
16.3  Sellers' Actions at Closing                             54
16.4  Buyers' Actions at Closing                              55
16.5  Notices                                                 56

SECTION 17     ACTIONS AFTER CLOSING                          56
17.1  Final Accounting                                        56
17.2  Receipts and Credits                                    56
17.3  Further Assurances                                      57
17.4  Recording                                               57
17.5  Books and Records                                       57
17.6  Access to Employees and Books and Records Post-Closing  57
17.7  No Right to Offset                                      58
17.8  Confidentiality                                         58
17.9  Facsimile Signatures and Counterparts                   58

LIST OF EXHIBITS AND SCHEDULES
Exhibit "A"       Oil and Gas Properties
Exhibit "B"       Excluded Assets
Exhibit "C"       Allocation of Purchase Price
Exhibit "D"       Promissory Notes
Exhibit "E"       Accounts Receivable
Exhibit "F"       Insurance
Exhibit "G"       Transition Services Agreement
Exhibit "H"       Contractual Rights and Other Intangible Property
Exhibit "I"       Gas Imbalance
Exhibit "J"       Assignment of Leases, Bill of Sale and Assignment of
                  Certain Intangible Contractual Rights and Other
                  Intangible Property
Exhibit "K"       Deed
Exhibit "L"       Title Defects
Exhibit "M"       Financial Statements
Exhibit "N"       Emission Credits and Security Deposits
Exhibit "O"       Hallador LLP Cuyuma Valley Employees
Exhibit "P"       Receipt




                        PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is entered into this
10th day of August, 2004 (the "Execution Date"), by and between Hallador Petroleum Company, a Colorado corporation, with an office at 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264 (hereinafter sometimes referred to as "Hallador Petroleum"), Hallador Production Company, a Colorado corporation and wholly owned subsidiary of Hallador Petroleum, with an office at 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264
(hereinafter sometimes referred to as "Hallador Production"), Hallador Petroleum, LLP, a Colorado limited liability limited partnership whose General Partner is Hallador Petroleum, with an office at 1660 Lincoln
Street, Suite 2700, Denver, Colorado 80264 (hereinafter sometimes referred to as "Hallador LLP"), Trio Petroleum Inc., a California corporation, with an office at 5401 Business Park South, Suite 115, Bakersfield, California
93309 (hereinafter sometimes referred to as "Trio Petroleum"), Cuyama
Drilling and Production Company, a California corporation, with an office at 5401 Business Park South, Suite 115, Bakersfield, California 93309 (hereinafter sometimes referred to as "Cuyama Drilling"), South Cuyama
Limited Partnership, a California limited partnership whose General Partner is Cuyama Drilling, with an office at 5401 Business Park South, Suite 115, Bakersfield, California 93309 (hereinafter sometimes referred to as "South Cuyama Limited"), and Santa Barbara Partners, an Oklahoma general partnership whose General Partners are Hallador Production and Trio
Petroleum, with an office  at 1660 Lincoln Street, Suite 2700, Denver,
Colorado 80264 (hereinafter sometimes referred to as "Santa Barbara
Partners"), Hallador Petroleum, Hallador Production, Hallador LLP, Trio Petroleum, Cuyama Drilling, South Cuyama Limited and Santa Barbara Partners each individually as a "Seller" and collectively the "Sellers"; and E&B Natural Resources Management Corporation, a California corporation, with an office at 34740 Merced Avenue, Bakersfield, California 93308 (hereinafter referred to as "E&B") and WRBD II, L.P., a Delaware limited partnership, with an office at 695 Rotterdam Industrial Park, Schenectady, New York 12306 (hereinafter referred to as "WRBD II") (E&B and WRBD II hereinafter referred to as each individually as "Buyer" and collectively as "Buyers"). Certain capitalized terms used herein are defined in Section 1.

                                   RECITALS

     WHEREAS, each of the Sellers is, directly and indirectly, the holder of certain oil and gas interests and related assets and properties located in the South Cuyama Field and elsewhere in the Cuyama Valley, Santa Barbara County, California (such geographic area hereinafter collectively referred to as the "Cuyama Valley");

     WHEREAS, Hallador Petroleum owns all of the issued and outstanding shares of the capital stock of Hallador Production (the "Stock"), and Hallador Production is engaged in the business of owning and operating certain oil and gas properties located in the Cuyama Valley;

     WHEREAS, Trio Petroleum owns an approximate seven point six nine two percent (7.692%) partnership interest in Santa Barbara Partners (the "Trio Partnership Interests"), which together with Hallador Production's approximate ninety two point three zero eight percent (92.308%) partnership interest in Santa Barbara Partners, comprises all of the existing partnership interests in Santa Barbara Partners, and Santa Barbara Partners is engaged in the business of owning and operating oil and gas properties located in the Cuyama Valley;

     WHEREAS, E&B, or its designee, wishes to acquire all of the Stock from Hallador Petroleum, and all of the Trio Partnership Interests from Trio Petroleum, and Hallador Petroleum and Trio Petroleum, respectively, wish to sell such interests to E&B, all on the terms and conditions hereof;

     WHEREAS, each of the Sellers owns certain oil and gas interests and properties in Cuyama Valley directly (in the case of Hallador Production and Trio Petroleum such being owned outside of their ownership interests in Santa Barbara Partners), which they will transfer to the Buyers at the Closing, all on the terms and conditions hereof; and

     WHEREAS, pursuant to the foregoing and the terms and conditions of this Agreement, the Sellers will sell and transfer to Buyers, and the Buyers will purchase and own upon the Closing (directly and indirectly through their acquisition of the Stock and the Trio Partnership Interests), all of the oil and gas assets and properties owned by any and all of the Sellers in the Cuyama Valley, and in consideration therefore, the Sellers will have received the consideration payable hereunder.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers agree as follows:
                                   SECTION 1
                                  DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings defined either in this Section 1 or elsewhere in this Agreement.

     "Adjusted Purchase Price" shall have the meaning specified in
Section 3.3.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

     "Acquired Assets" shall have the meaning specified in Section 7.1.4

     "Act" shall have the meaning specified in Section 8.6

     "Assets" shall have the meaning specified in Section 2.1

     "Base Pay" shall have the meaning specified in Section 6.4

     "Cash Settlement" shall have the meaning specified in Section 3.4.2.

     "Casualty Loss" means a loss of personalty, excluding oil, gas and other minerals in place or that have not been reduced to possession, that is caused by a sudden, unexpected or unusual event.

     "Claim Notice" shall have the meaning specified in Section 15.4.1.

     "Closing" means the consummation of the transactions contemplated in Sections 16.3 and 16.4.

     "Closing Date" shall have the meaning specified in Section 16.2.

     "Closing Date Severance Obligation Adjustment" shall have the meaning specified in Section 6.4.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Cuyama Valley Hallador LLP Employees" shall have the meaning specified in Section 6.4.

     "Down Payment" shall mean each of the payments made pursuant to Sections 3.2.1 and 3.2.2.

     "Due Diligence Period" shall have the meaning specified in Section 11.2.

     "Effective Date" shall mean June 1, 2004.

     "Employment Offer" shall have the meaning specified in Section 6.4.

     "ENVIRONMENTAL LAW" INCLUDES ANY LEGAL REQUIREMENTS APPLICABLE TO THE ASSETS, OR SANTA BARBARA PARTNERS OR HALLADOR PRODUCTION OR THEIR RESPECTIVE PROPERTIES (OR OPERATIONS THEREON OR RELATED TO SUCH ASSETS OR PROPERTY) THAT RELATE TO POLLUTION OR PROTECTION OR CLEANUP OF THE ENVIRONMENT (INCLUDING, BUT NOT LIMITED TO AMBIENT AIR, SURFACE WATER, GROUNDWATER, LAND SURFACE OR SUBSURFACE STRATA), AND ANY LEGAL REQUIREMENTS RELATING TO:

     (i) release, emission, discharge, spill, escape, containment, control, removal, remediation, response, cleanup or abatement of any sort of Hazardous Substance;

     (ii) the production, extraction, manufacture, generation, formulation, processing, labeling, distribution, use, permitting, treatment, handling, storage, disposal or transportation of any Hazardous Substance;

     (iii) the physical structure or condition of a building, facility, fixture or other structure which involves the management, use, storage, release, disposal, cleanup, removal or control of asbestos, polychlorinated biphenyls or any other Hazardous Substance;

     (iv) restoration or reimbursement of costs to restore natural resources, or any natural resource damage assessment; and

     (v) federal and state occupational safety and health laws;

provided, however, notwithstanding anything to the contrary in the definition of "Legal Requirements", as used in the definition of Environmental Laws for purposes of this Agreement, "Legal Requirements" shall mean Legal
Requirements in effect as of the date of the occurrence in question.

     "Environmental Liabilities" means any and all losses, liabilities, claims, fines, penalties, expenses, damages, costs (including reasonable and documented attorney's fees and expenses) and causes of action created by, related to, or arising out of any violation of any Environmental Law. Excluded from the definition of Environmental Liabilities shall be all usual and normal prudent operations for the plugging, abandonment and surface restoration of oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description.

     "Excluded Assets" shall have the meaning specified in Section 2.4.

     "Final Accounting" shall have the meaning specified in Section 17.1.

     "Financial Statements" as used herein shall mean the financial statements as of December 31, 2003 and June 30, 2004 of each of Hallador Petroleum and Santa Barbara Partners, inclusive of balance sheets as of each respective fiscal year and statements of operations, stockholders' equity and cash flow for each respective fiscal year.

     "for cause" shall have the meaning specified in Section 6.4.3.

     "GAAP" means generally accepted accounting principles as published and practiced in the United States as of the date of the relevant Financial Statements.

     "Gas Imbalance" means the difference between the volume of produced gas that Sellers took from an Asset and the volume of Sellers' gas entitlement under the applicable agreement or arrangement relating to such Asset.

     "Governmental Body" shall mean any: nation, state, county, city, town, village, district or other jurisdiction of any nature; federal, state, local, municipal or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Hallador Petroleum Tax Returns" shall have the meaning specified in
Section 7.1.20.

     "Hallador Sellers" shall have the meaning specified in Section 7.1.

     "Hazardous Substance" means (i) any substance, product, waste or other material of any nature whatsoever which is listed as a hazardous substance, hazardous waste, hazardous material or pollutant, or is regulated or addressed with respect to health, safety or environmental matters pursuant to any Legal Requirements, (ii) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any Legal Requirements, (iii) petroleum and its fractions, crude oil and other petroleum products, and (iv) radioactive materials including but not limited to naturally occurring radioactive materials.

     "Indemnified Party" or "Indemnifying Party" shall have the meaning specified in Section 15.4.

     "Interest Rate" means the prime rate offered by Citibank, N.A., New York, New York.

     "IRS" shall have the meaning specified in Section 7.1.20.

     "Key Cuyama Valley Hallador LLP Employees" shall have the meaning specified in Section 6.4.

     "Kirschenmann" shall have the meaning specified in Section 6.4.

     "Kirschenmann Adjustment" shall have the meaning specified in
Section 6.4.4.

     "Legal Requirements" mean any and all applicable:

     (i) federal, state and local laws (statutory, judicial or otherwise), rules, ordinances, regulations and permits;

     (ii) judgments, orders, decrees, decisions of and agreements with federal, state or local courts, or any governmental authority, bureau or agency, including any such action applying or interpreting any other Legal Requirements, authorities or the common law;

     as in effect as of the Effective Date.

     "Liens" means any and all liens, mortgages, charges, pledges, security interests, burdens or other encumbrances of any nature whatsoever, including, but not limited to, such as may arise under any contracts or judgments.

     "Material Adverse Effect" shall mean an effect, taking into account all facts and circumstances, on the business, properties, condition (financial or otherwise) or operations of a Party, which has had or could reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement, or on the value of the Assets, the Stock and/or the Trio Partnership Interests, which when taken in the aggregate with all other such like matters, would, in the reasonable determination of Buyers, be in excess of, or is likely to be in excess of, $150,000.00 dollars, specifically excluding, however, natural oil and gas production declines related to the Assets which are beyond the control of Sellers and which Sellers, with the action of a reasonably prudent operator, could not immediately (or in a reasonable period of time) completely or partially restore.

     "Material Deficiency" means a deficiency(ies) in or reduction in the value of the Assets, the Trio Partnership Interests and the Stock which singularly or in the aggregate would, in the reasonable determination of Buyers, be in excess of, or is likely to be in excess of, ten percent (10%) of the Purchase Price.

     "Non-Refundable Portion of the Down Payment" shall have the meaning specified in Section 3.2.1.

     "Notes" shall have the meaning specified in Section 3.2.3.

     "Oil and Gas Properties" means the property as described on Exhibit "A" hereto, together with all rights and assets as generally described in Sections 2.1.2 and 2.1.3 related to such property.

     "Party" or "Parties" means each of the Persons party to this Agreement.

     "Permits" means any and all permits, including temporary permits to construct or operate, authorizations, approvals, registrations, rights-of-way, orders, waivers, variances or other licenses issued or granted by any federal, state or local administrative or governmental authority, bureau or agency.

     "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.

     "Post Closing Date Severance Obligation" shall have the meaning specified in Section 6.4.2.

     "Property" shall have the meaning specified in Section 2.1.

     "Purchase Price" shall have the meaning specified in Section 3.1.

     "Receipt" shall have the meaning specified in Section 9.10.

     "Santa Barbara Partnership Agreement" shall have the meaning specified in Section 7.1.4.

     "Santa Barbara Tax Returns" shall have the meaning specified in
Section 7.1.20.

     "Sellers' Retained Environmental Liabilities" shall have the meaning specified in Section 5.3.1.

     "Stock" shall have the meaning specified in the recitals to this Agreement.

     "Tax" or "Taxes" means any federal, state, local, Native American or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Sec. 59A of the Internal Revenue Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Deferred Exchange Election" shall have the meaning specified in
Section 11.12.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Title Defect" shall have the meaning specified in Section 4.2.

     "Transition Services Agreement" shall have the meaning specified in
Section 9.9.

     "Trio Assets" shall have the meaning specified in Section 7.2.3.

     "Trio Partnership Interests" shall have the meaning specified in the recitals to this Agreement.

     "Trio Sellers" shall have the meaning specified in Section 7.2.

                                SECTION 2
                            PURCHASE AND SALE

          2.1 Assets. Subject to the terms and conditions of this Agreement, each of the Sellers shall sell, and the Buyers shall acquire on the Closing Date, all of Sellers' right, title and interest in the following described assets in any manner associated with or related to Sellers' Oil and Gas Properties in the Cuyama Valley, with (i) WRBD II acquiring all Oil and Gas Properties (including any and all Oil and Gas Properties owned by Hallador Production and Santa Barbara Partners, with those entities transferring such Oil and Gas Properties to WRBD II at and subject to the Closing, prior to the transfer of the Stock and Trio Partnership Interests being acquired by E&B as provided in Sections 2.2 and 2.3 hereof), and
(ii) E&B acquiring from each of Sellers other than Hallador Production and Santa Barbara Partners (such assets being acquired indirectly through the acquisition of the Stock and Trio Partnership Interests by E&B as provided pursuant to Sections 2.2 and 2.3 below), all other of the properties, interests and assets as are described as follows (such being collectively the "Assets" or "Property"):

          2.1.1 The mineral fee, surface fee, oil and gas leasehold, working interests and royalty interests in or related to the land described in Exhibit "A," subject to any covenants, conditions, restrictions, reservations, and easements;

          2.1.2 Subject to the consents of any third party to be obtained pursuant to Section 11.5, contracts and contractual rights and interests to the extent that they are related to the ownership, operation, use or maintenance of the land and property interests described in this Section
2.1, including but not limited to rights in or derived from farm-in or farm-out agreements, seismic permits or similar agreements including rights therein to certain seismic information related to the Property, communication agreements, unit agreements, orders and decisions of regulatory agencies establishing or related to units, unit operating agreements, joint operating agreements, enhanced recovery and injection agreements, pooling agreements, gas balancing agreements, sales and processing agreements, boundary and line well agreements, salt water disposal agreements, compression agreements, processing agreements, treating agreements, surface and sub-surface use agreements, water supply contracts, rights-of-way; easements and servitudes;

          2.1.3 All oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted therefrom, together with all minerals produced in association with these substances, in and under and which may be produced and saved from or attributable to the of the land and property interests described in this
Section 2.1, from and after the Effective Date and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto;

          2.1.4 To the extent not owned by or issued in the name of Santa Barbara Partners or Hallador Production, Permits, licenses, approvals, emissions credits (such emissions credits detailed on Exhibit "N" hereof), authorizations and applications issued by or filed with federal, state or local governments and agencies; authorities to construct and permits to operate; underground injection rights; riparian, appropriated and other water rights; and all other similar rights and interests, including all security deposits or cash deposited with any Governmental Body (such security deposits detailed on Exhibit "N" hereof) to the extent they apply to or are used in connection with the ownership, operation, use or maintenance of the land and property interests described in this Section 2.1 to the extent they are assignable and subject to the consents of third parties to be obtained pursuant to Section 11.5 hereof;

          2.1.5 To the extent not owned by Santa Barbara Partners or Hallador Production, all facilities and equipment located on, in or under the land described in Exhibit "A," or in any manner used for or in connection with producing,processing, separating, treating, compressing, dehydrating and transporting oil, gas or other minerals produced therefrom, such as wells, pumps, casing, tubing, tanks, surface and downhole equipment, inventory, idle equipment, pipelines, gathering systems, injection systems, steam generators, vehicles, rolling stock and other similar property;

         2.1.6 All original files and all data, including, but not limited to, lease, title information and records, land records, contract files, well logs, workover and drilling history, geologic and geophysical data, product sales records, royalty and working interest payment records, division order records, accounting and financial records, and maps and plats relating to the land and property interests described in this Section 2.1;

          2.1.7 All rights of reimbursement, contribution and indemnity from all third parties relating to environmental compliance, hazardous waste, waste clean-up or other claims associated with the Property, subject to the Parties obtaining any required consents from any third party, and only to the extent such rights are not rights of Santa Barbara Partners or Hallador Production or rights to which Santa Barbara Partners or Hallador Productions are entitled; and

          2.1.8 All other rights, titles and interests in, to or under or derived from the Property, even though the same may be improperly described in or omitted from the foregoing list or the Exhibits. It is the express intent of the Parties that all of Sellers' right, title and interest in any and all oil and gas properties located in the South Cuyama Field and in the Cuyama Valley located in Cuyama Valley, Santa Barbara County, California, whether improperly described in, or omitted from, the foregoing list or the Exhibits, be assigned to Buyers hereunder if not indirectly as a result of the acquisition of the Stock and Trio Partnership Interests, then by grant pursuant to this Section 2.1.

     2.2 Stock. Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyers as provided herein, at the Closing, Hallador Petroleum shall sell, assign, transfer, and deliver to E&B, or a designee of E&B that is an Affiliate of E&B, free and clear of all Liens, the Stock, and E&B hereby agrees to purchase, acquire and accept, or to cause its designee that is an Affiliate of E&B to purchase, acquire and accept, the Stock from Hallador Petroleum. Hallador Petroleum shall deliver to E&B, or its designee, as directed by E&B, the certificate representing the Stock, duly endorsed for transfer at the Closing.

     2.3 Trio Partnership Interests. Subject to the terms and conditions of this Agreement, and in consideration of the obligations of the Buyers as provided herein, at the Closing, Trio Petroleum shall sell, assign, transfer, and deliver to E&B, or a designee of E&B that is an Affiliate of E&B, free and clear of all Liens, the Trio Partnership Interests, and E&B hereby agrees to purchase, acquire and accept, or to cause its designee that is an Affiliate of E&B to purchase, acquire and accept, the Trio Partnership Interests from Trio Petroleum. Trio Petroleum shall deliver to E&B, or its designee as directed by E&B, an assignment of the Trio Partnership Interests in a form reasonably acceptable to E&B for transfer at the Closing.

     2.4 Excluded Assets. Notwithstanding the foregoing, prior to the Closing Santa Barbara Partners will transfer those assets, properties and records as listed on Exhibit "B" hereto (the "Excluded Assets") to Hallador Petroleum or its designee, and the Buyers shall have no right, title or interest in or to such assets, properties and records.

                                   Section 3
                         PURCHASE PRICE AND PAYMENTS

     3.1 Purchase Price. The Purchase Price for the Assets and the Partnership Interests shall be an aggregate of Twenty Six Million Dollars ($26,000,000.00) ("Purchase Price"), subject to adjustment as provided in Section 3.3, in United States currency, such Purchase Price being allocated as provided on Exhibit "C" hereto.

     3.2 Timing of Payments.

          3.2.1 Contemporaneously with the execution of this Agreement, on the Execution Date, in further consideration of the obligations provided for pursuant to this Agreement, the Buyers shall pay as an advance on the Purchase Price to Hallador LLP, by wire transfer of immediately available funds, to an account or accounts as specified in writing by Hallador LLP, One Hundred Fifty Thousand Dollars ($150,000.00) (the "Non-Refundable Portion of the Down Payment"), such amount to be held on behalf of the Sellers by Hallador LLP, and allocated and paid at Closing or upon termination of this Agreement as provided in this Agreement;

          3.2.2 On or before September 10, 2004, in further consideration of the obligations provided for pursuant to this Agreement, the Buyers shall pay as an advance on the Purchase Price to Hallador LLP by wire transfer of immediately available funds, to an account or accounts as specified in writing by Hallador LLP, One Million Two Hundred Thousand Dollars ($1,200,000.00), such amount to be held on behalf of the Sellers by Hallador LLP, and allocated and paid at Closing or upon termination of this Agreement as provided in this Agreement; and

          3.2.3 At and subject to Closing, the Buyers shall pay to the Sellers, by wire transfer of immediately available funds, to the account or accounts of such Sellers (using wire transfer information to be provided in writing by such Sellers at least three (3) business days before the Closing) and in such amounts as provided in Exhibit "C", as updated at lease three (3) business days before the Closing as provided in Section 16.3.1: (i) the Adjusted Purchase Price,
(ii) plus or minus any Cash Settlement, (iii) less Four Million Dollars ($4,000,000.00) paid in the form of promissory notes as provided in Sections 3.2.3(b) and 3.2.3(c) below, and less (iv) the aggregate amount of the Down Payment paid by Buyers pursuant to Sections 3.2.1 and 3.2.2, and deliver to Hallador LLP, a promissory note maturing one year after the Closing Date, in the original principal amount of Three Million Five Hundred Thirty Eight Thousand Four Hundred Sixty Two Dollars ($3,538,462.00); and deliver to
Trio Petroleum, a promissory note maturing one year after the Closing Date, in the original principal amount of Four Hundred Sixty One Thousand Five
Hundred Thirty Eight Dollars ($461,538.00), with each note in substantially the form attached hereto as Exhibit "D" (the "Notes").

     3.3 Adjusted Purchase Price. The net price that Buyers shall pay to Sellers ("Adjusted Purchase Price"), shall be calculated as follows:

          3.3.1 The Purchase Price as set forth in Section 3.1 above;

          3.3.2 Plus the amount of the Closing Date Severance Obligation Adjustment as provided in Section 6.4.1;

          3.3.3 Plus the amount of the Kirschenmann Adjustment as provided in Section 6.4.4.

     3.4 Payment at Closing. At least five (5) days before Closing, Sellers shall furnish Buyers with an estimated Closing statement that will include the following:

          3.4.1 The Adjusted Purchase Price calculated in accordance with
Section 3.3; and

          3.4.2 The cash settlement ("Cash Settlement") determined as follows:

         (i) add $86,496.68 for the approximately ten thousand (10,000) feet of 5 1/2 inch casing currently being held in inventory by Santa Barbara Partners;

        (ii) add the amount of estimated expenditures made by Sellers that are attributable to the Assets, Santa Barbara Partners and Hallador Production for the period between the Effective Date and Closing Date including, without limitation, capital expenditures, royalties actually paid, production and similar taxes, rentals and similar charges and expenses, direct operating expenses, and all disclosed or normal course of business prepaid expenses;

       (iii) add the value of all liquid hydrocarbons, as described in the disclosed gauge report, in Sellers' storage tanks above the pipeline connection at approximately 7:00 a.m. (local time) on the Effective Date valued at the contract price in effect as of the Effective Date;

       (iv) add, for the period from the Effective Date until the Closing Date, an operating fee in an amount of three hundred dollars
           ($300.00) per month (prorated for any partial period) per active well, which amount shall be paid to Hallador Petroleum pursuant to Exhibit "C"; and

       (v) subtract the amount of estimated revenues received by Sellers attributable to the Assets, Santa Barbara Partners and Hallador Production accruing from the Effective Date until the Closing Date.

     3.5 Exclusivity. In exchange for delivery of the Down Payment by Buyers when and as provided pursuant to Sections 3.2.1 and 3.2.2, the sufficiency of such consideration to support this Section 3.5 being acknowledged by the Parties hereto, Sellers shall grant the Buyers the continuing exclusive right to purchase the Assets, the Trio Partnership Interests, and the Stock for so long as Buyers continue to make such payments as scheduled, provided however, such exclusive right shall terminate immediately upon the termination of this Agreement for any reason.

     3.6 Waiver and Indemnity With Regard to Distribution and Allocation of Consideration Among Sellers. It is understood as to the Parties hereto, that Sellers have provided pursuant to this Agreement (in Exhibit "C" and elsewhere), certain distributions and allocations of consideration due Sellers as provided in this Agreement (both in the event of the Closing as well as with regard to the Down Payment in the event of termination of this Agreement). Each of the Sellers do hereby acknowledge their agreement to the allocations and distributions contained herein, do hereby waive any and all claims against any of the Buyers in any manner related to such distributions and allocations, and do hereby agree to indemnify, defend and hold harmless each of the Buyers against any claim from any of the Sellers with regard to the allocation and/or distribution among the Sellers of consideration delivered pursuant to this Agreement.

                                 Section 4
                             TITLE EXAMINATION

     4.1 Access to Title Information. During the Due Diligence Period, Sellers shall make the records described in Section 11.2 available to Buyers at Hallador Petroleum's offices located at 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264, for examination by Buyers. Sellers shall not be obligated to perform any title work other than that which is contained in their files as of the Execution Date.

    4.2 Title Defects. In this Agreement, a "Title Defect" shall mean a defect in one or more of the following respects only:

          4.2.1 A Seller owns more or less than the interest shown as owned by such Seller in Exhibit "A" in one or more of its Oil and Gas Properties;

          4.2.2 A Seller's rights and interests in one or more of its Oil and Gas Properties are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not reflected in Exhibit "A" or Exhibit "H";

          4.2.3 A Seller's title at the Closing Date, as to one or more of the Oil and Gas Properties owned by such Seller, is subject to any lien, claim, defect, encumbrance or deficiency, other than Sections 4.2.1 or
4.2.2 Title Defects, such that such Seller does not have good and marketable title to any part of such Oil and Gas Properties; provided, no permitted encumbrance shall constitute a Title Defect.

          4.2.4 The following shall be permitted encumbrances:

         (i) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to law, (ii) if filed, and if disclosed to Buyers, that have not yet become due and payable or payment is being withheld as provided by law, or (iii) as to those disclosed to Buyers, if their validity is being contested in good faith by appropriate action;

         (ii) Easements, rights-of-way, servitudes, permits, surface leases and other rights and respective surface operations;

         (iii) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Oil and Gas Properties in any manner, and all applicable laws, rules and Orders of governmental authorities.

     4.3 Identifying and Curing Title Defects. Buyers shall have the period from the Execution Date until September 10, 2004, during which to notify Sellers in writing of the nature of any Title Defect found in Buyers' due diligence and in such notification Buyers shall provide a value associated with the Oil and Gas Properties effected by such Title Defect as reasonably determined by Buyers. Notwithstanding anything to the contrary in the foregoing, attached hereto as Exhibit "L" is a list of Title Defects known to Buyer as of the Execution Date. Any other Title Defect which is not brought to Sellers' attention prior to September 10, 2004, shall conclusively be deemed waived by Buyers for all purposes absent Sellers' written agreement to he contrary prior to Closing. Sellers shall have the right, but not the obligation, to attempt to cure any Title Defect(s) identified pursuant to this Section 4.3 until September 10, 2004, or until September 20, 2004 if Sellers received notice of such Title Defects on or after September 1, 2004, and Buyer's termination rights pursuant to Section 13.1.4 shall extend until September 20, 2004, if any such Title Defect(s) that in the aggregate are valued in excess of $200,000.00 remain uncured by Seller as of September 20, 2004. If Sellers elect to attempt to cure any Title Defect(s), Sellers shall act in good faith in attempting any such cures.

     4.4 Preferential Purchase Rights. Each of the Sellers hereby represent and warrant to Buyer that, other than the preferential purchase rights of Trio Petroleum, no other Person or third party holds preferential purchase rights in or to any of the Assets, Santa Barbara Partners, or Hallador Production. By its execution of this Agreement, Trio Petroleum hereby waives any and all such preferential purchase rights.

                                Section 5
                         ENVIRONMENTAL MATTERS

     5.1 No Admission Against Interest. Nothing contained in this Section 5, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Sellers or Buyers. Sellers and Buyers specifically disclaim the existence of any Environmental Liability to third parties (including governmental entities) based on contracts or otherwise.

     5.2 Environmental Due Diligence.

          5.2.1 From and after the Execution Date and until the Closing Date, the Hallador Sellers shall provide Buyers access to, and as requested deliver to Buyers, true, complete and correct copies and results of any letters, requests, information, reports, inquiries, correspondence, studies, analyses, tests or monitoring received, possessed or initiated by the Hallador Sellers pertaining to compliance with Environmental Laws with respect to the Acquired Assets, or the existence of or damages resulting from Hazardous Materials or Hazardous Activities in, on or under the Acquired Assets or concerning compliance by Hallador Production or Santa Barbara Partners with Environmental Laws. From and after the Execution Date and until the Closing Date, the Trio Sellers shall provide Buyers access to, and as requested deliver to Buyers, true, complete and correct copies and results of any letters, requests, information, reports, inquiries, correspondence, studies, analyses, tests or monitoring received, possessed or initiated by the Trio Sellers pertaining to compliance with Environmental Laws with respect to the Trio Assets, or the existence of or damages resulting from Hazardous Materials or Hazardous Activities in, on or under the Trio Assets.

         5.2.2 Environmental Assessment. From and after the Execution Date and until the Closing Date, Sellers will provide Buyers (or their contractor) with reasonable access to the Property for the entire Due Diligence Period, during which Buyers will, as part of Buyers' due diligence, conduct, at their sole risk and expense, such environmental site assessment as Buyers determines is appropriate. Buyers shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and, unless required by law, will not disclose same to any Person without the prior written approval of Sellers except to the extent such disclosure is to financial institutions, environmental consultants, legal counsel or other parties to whom disclosure is appropriate and desirable to consummate this transaction, but subject to the prior agreement of any such party to maintain the confidentiality of the information.

         5.2.3 Buyers' Access to Assets; Indemnification.

              5.2.3.1 From and after the Execution Date and until the Closing Date, Sellers shall grant Buyers access to the Property during normal business hours to conduct their due diligence. Buyers shall not perform any act or permit the performance of any act that would injure any of the Assets or disrupt Sellers' activities thereon.

              5.2.3.2 Buyers release and will hold harmless Sellers, their directors, officers, employees, agents and Affiliates against all claims for injury to, or death of, Persons or damage to property arising in any way from the exercise of access rights granted to Buyers for due diligence purposes or the activities of Buyers or their employees, agents or contractors on the Assets. Buyers shall indemnify Sellers, their directors, officers, employees, agents, contractors and Affiliates against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorney's fees, arising out of (i) any and all third party statutory or common-law Liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyers may conduct with respect to the Assets; and (ii) any injury to or death of Persons or damage to property occurring in, on or about the Assets as the sole result of Buyers' due diligence activities (except for any such injuries or damages caused solelyby the active negligence or willful misconduct of any said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Agreement without Closing.

     5.3 Allocation of Environmental Liabilities.

          5.3.1 Sellers. Notwithstanding any other provision of this Agreement, including, without limitation, Sections 15.2 and 15.3, each of the Sellers shall retain only those Environmental Liabilities of (i) (A) Santa Barbara Partners or Hallador Production existing prior to the Closing, or (B) related to operations on, or conditions on, relating to or arising from operations during the period of each respective Seller's ownership or operation of the Assets, but in the case of either (i) (A) or (B) only to the extent such Environmental Liabilities are the result of such Seller's intentional, knowing and willful failure to comply with any Environmental Law; and (ii) any Environmental Liabilities of Santa Barbara Partners or Hallador Production existing prior to the Closing, or related to operations on, or conditions on, relating to or arising from operations during the period of each respective Seller's ownership or operation of the Assets that Sellers had actual knowledge of and which Sellers intentionally, knowingly and willfully failed to disclose to Buyers prior to the Closing ((i) and (ii) collectively, "Sellers' Retained Environmental Liabilities").

        5.3.2 Buyers. Notwithstanding any other provision of this Agreement, including, without limitation, Sections 15.2 and 15.3 at and subject to the Closing and except for Sellers' Retained Environmental Liabilities, Buyers shall assume any and all Environmental Liabilities related in any manner to the Assets, whether resulting from or related to the actions or omissions of any of the Sellers or any facts or circumstances occurring or arising prior to Closing, or the actions or omissions of Buyers, Santa Barbara Partners or Hallador Production or any facts or circumstances occurring or arising after\ the Closing.

         5.3.3 Indemnification.

               5.3.3.1 Each of the Hallador Sellers, except for Santa Barbara Partners and Hallador Production, shall, jointly and severally, indemnify and hold harmless each of Buyers, and their respective successors and assigns (including after the Closing, Santa Barbara Partners and Hallador Production as Affiliates of E&B ), directors, officers, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable and documented legal, accounting and other expenses, which arise out of such Hallador Sellers' Sellers' Retained Environmental Liabilities.

               5.3.3.2 Each of the Trio Sellers shall, jointly and severally, indemnify and hold harmless each of Buyers, and their respective successors and assigns (including after the Closing, Santa Barbara Partners as an Affiliate of E&B ), directors, officers, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable and documented legal, accounting and other expenses, which arise out of such Trio Sellers' Sellers' Retained Environmental Liabilities.

              5.3.3.3 Each of the Buyers shall, jointly and severally, indemnify and hold harmless each of the Sellers and their respective successors and assigns, directors, officers, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which arise out of any Environmental Liabilities, other than Sellers' Retained Environmental Liabilities, in any manner related to the Assets, Santa
Barbara Partners or Hallador Production, whether resulting from or related to actions, facts or circumstances occurring or arising prior to or after Closing.

              5.3.3.4 Any claim for indemnification pursuant to this
Section 5.3.3 shall be made in accordance with the procedures as set forth in
Section 15.4.

          5.3.4 Limitation. No obligations allocated to or assumed by Sellers or Buyers under this Agreement shall include any obligation to remediate Hazardous Substances in or upon land or any water course or body of water including ground water beyond the lawful requirements of the government agency or agencies with jurisdiction over the Assets, or, if greater, under common law requirements, nor shall such obligations include any action, cost or expense other than actions, costs, or expenses required by law.

                                Section 6
                       OPERATIONS AND CASUALTY LOSS

     6.1 Operations. Between the Effective Date and Closing, as to the portion of the Assets to be conveyed which each of the respective Sellers now operates, they shall operate the same in a good and workmanlike manner and as would be operated by a reasonably prudent operator and in accordance with recent past practices. As of the Closing Date, such operations shall be turned over to and become the responsibility of Buyers, unless an applicable unit, pooling, communitization or operating agreement requires that any Seller, other than Santa Barbara Partners or Hallador Production, continue to operate such Assets, in which case (unless Buyers and Sellers otherwise agree) such Seller shall continue to be obligated to operate such portion of the Assets, pursuant to and under the terms of such applicable agreement, until such time after Closing as such applicable agreement is assigned or any necessary consents to Buyers physically operating the Assets are obtained, or such agreement otherwise requires. As of and after the Closing, Buyers, including after Closing Santa Barbara Partners and Hallador Production, shall physically operate any such Assets which any such Seller continues to be obligated to operate on behalf of such Seller, and shall indemnify and hold such Seller harmless from any damages or losses incurred by such Seller resulting from Buyers', Santa Barbara Partners' or Hallador Production's operations of such Assets. Notwithstanding anything to the contrary in the foregoing, for periods after the Effective Date, Sellers shall have no liability as operator to Buyers, for any operations by Sellers under this Section 6.1, for loss or damages sustained, or liabilities incurred, except as may result solely or directly from, and in no event shall Buyers have any liability to Sellers resulting from, Sellers' gross negligence or willful misconduct.

     6.2 Casualty Loss. The risk of Casualty Loss relating to the Assets, and the property of Santa Barbara Partners and Hallador Production shall be borne by Sellers until the Closing Date, and Sellers shall retain all risk of any change in the condition of the Assets, or the property of Santa Barbara Partners and Hallador Production caused by a Casualty Loss from the Execution Date until the Closing Date. In the event of any such change in condition of the Assets, or the property of Santa Barbara Partners and Hallador Production caused prior to the execution of this Agreement by a Casualty Loss, if Sellers elect not to restore the changed Assets or property, such Assets or property either, as is determined in the sole discretion of the Buyers: (i) shall be deleted from this Agreement and the Purchase Price shall be adjusted in an amount as is reasonably determined by Buyer to be the value of the changed Assets or property; or (ii) shall continue to be included in this Agreement and the insurance proceeds related to such Casualty Loss delivered to Buyers.

     6.3 Successor Operator. Except to the extent that Hallador Production or Santa Barbara Partners are the current operator of the Assets and remain operator despite Buyers' acquisition of the Stock and the Trio Partnership Interests, Buyers acknowledge and agree that Sellers cannot and do not covenant or warrant that Buyers shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator.

     6.4 Hallador LLP Employees. Hallador LLP intends to terminate the employment, as of the Closing Date, of each of the Hallador LLP employees associated with the Sellers' operations in the Cuyama Valley, each of such employees and their current hourly or annual salary (the "Base Pay") being listed on Exhibit "O" hereto (each of such individuals listed on Exhibit
"O" being the "Cuyama Valley Hallador LLP Employees", except for David Dueck or John Wilke each of whom shall be referred to as "Key Cuyama Valley Hallador LLP Employees" and Melvin Kirschenmann, whom shall be referred to as "Kirschenmann"). Sellers hereby grant the right, as determined in the sole discretion of E&B, or any of its Affiliate of E&B, on or before the Closing Date, for E&B, or an Affiliate of E&B, to make employment offers to any of the Cuyama Valley Hallador LLP Employees or the Key Cuyama
Valley Hallador LLP Employees for employment by E&B, or an Affiliate of E&B, on an "at will" basis, with no term or contract, as of the Closing
Date (an "Employment Offer"). Each of the Sellers agree, during the period from the Execution Date until seven (7) days prior to the Closing Date, to make each of the Cuyama Valley Hallador LLP Employees and the Key Cuyama Valley Hallador LLP Employees available at the request of E&B at Sellers' Cuyama Valley production offices for interviewing by E&B and/or an Affiliate of E&B. No less than seven (7) days prior to the Closing Date, E&B shall provide Hallador LLP with a list of employees from Exhibit "O" to which E&B or an Affiliate of E&B intend to make Employment Offers on the Closing Date. In the event that any of the Employees listed on Exhibit "O" receive an Employment Offer and accept such Employment Offer, then Hallador LLP agrees to terminate such employee effective on the Closing Date.

          6.4.1 The Closing Date Severance Obligation Adjustment. In the event that E&B, or an Affiliate of E&B, fails to make an Employment Offer at the same or higher Base Pay to any of the employees listed on Exhibit "O", E&B agrees to increase the Purchase Price in the amount equal to: (i) two (2) months Base Pay for each of the Cuyama Valley Hallador LLP Employees terminated by Hallador LLP that was not made an Employment Offer, or that fails to accept an Employment Offer that included base pay less than the Base Pay of such employee; and (ii) twelve (12) months Base Pay for each of the Key Cuyama Valley Hallador LLP Employees terminated by Hallador LLP that was not made an Employment Offer, or that fails to accept an Employment Offer that included base pay less than the Base Pay of such employee (the "Closing Date Severance Obligation Adjustment").

          6.4.2 The Post Closing Date Severance Obligation. Additionally, in the event of an Employment Offer being made to, and acceptance of such offer by an employee listed on Exhibit "O", and in the event of the termination for any reason other than "for cause" or voluntary termination of the employment relationship following employment pursuant to such offer by E&B, or an Affiliate of E&B: (i) with regard to a Cuyama Valley Hallador LLP Employee, if so terminated prior to November 30, 2004, E&B or an Affiliate of E&B, agrees to pay such Cuyama Valley Hallador LLP Employee, two (2) months Base Pay less the amount of salary paid to such Cuyama Valley Hallador LLP Employee as of the date of such termination; or (ii) with regard to a Key Cuyama Valley Hallador LLP Employee, if so terminated prior to September 30, 2005, E&B or an Affiliate of E&B, agrees to pay such Key Cuyama Valley Hallador LLP Employee, twelve (12) months Base Pay less the amount paid to such Key Cuyama Valley Hallador LLP Employee as of the date of such termination (collectively any such amount due being the "Post Closing Date Severance Obligation").

          6.4.3 "For Cause". The term "for cause" as used in this Section 6.4 shall mean with regard to such employee: (i) fraud, embezzlement or misappropriation of property of E&B or any Affiliate of E&B, (ii) failure to follow any specific reasonable, lawful instructions of any officer of E&B,
(iii) conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, (iv) alcohol or substance abuse, or
(v) intentional, grossly negligent or willful misconduct that has a material adverse effect on the property or business of E&B or an Affiliate of E&B.

          6.4.4 Kirschenmann. With regard to Hallador LLP employee
Kirschenmann, it is understood by Buyers and Sellers that Kirschenmann will not be offered employment with E&B, or an Affiliate of E&B, and the Buyers and Sellers have agreed upon a payment to Sellers in the amount equal to six (6) months of Kirschenmann's Base Pay as an increase in Purchase Price payable at Closing pursuant to Section 3.2.2, in order to partially offset certain costs of Sellers associated with the termination of such employee (the "Kirschenmann Adjustment"). E&B, or an Affiliate of E&B, shall deliver the Kirschenmann Adjustment, in exchange for delivery by Hallador LLP to E&B of a written agreement in a form reasonably acceptable to E&B providing for the agreement by Kirschenmann to (i) confidentiality with regard to all non-public and trade secret information contained in or with regard to the Assets, Santa Barbara Partners or Hallador Production for a period of no less than five (5) years;
and (ii) be reasonably available to E&B through Hallador LLP for a limited amount of time during the ninety (90) day period after the Closing on an "as-needed" basis and by telephone only in order to provide assistance post
Closing to E&B in transitioning the operation of the Assets, Santa Barbara Partners and Hallador Production.

          6.4.5 No Liability. Notwithstanding anything to the contrary which may be contained in or to be interpreted from this Section 6.4, none of the Buyers, nor any Affiliate of any of the Buyers shall in any manner have assumed, or deemed to have assumed, any liability or obligation in any manner associated with any of the employees listed on Exhibit "O" prior relationship with any of the Sellers, or severance of their employment therefrom, nor shall there be assumed or deemed assumption by Buyers or any Affiliate of the Buyers in this Section 6.4 of any obligation to, or any third party beneficiary rights with regard to, the employee listed on Exhibit "O", this Section providing only for related obligations between Buyer and Seller with regard to such issues and the orderly coordination of such issues. Buyer shall have no obligation to employ, or obligation to enter into any contract with any of the Cuyama Valley Hallador LLP Employees.

                                       Section 7
                        SELLERS' REPRESENTATIONS AND WARRANTIES

     7.1 Representations and Warranties of Hallador Sellers. Each of Hallador Production, Hallador Petroleum, Hallador LLP and Santa Barbara Partners (collectively the "Hallador Sellers"), jointly and severally, represents and warrants to each of the Buyers as follows:

          7.1.1 Ownership of Stock and Interests in Santa Barbara Partners.

                7.1.1.1 The authorized capital stock of Hallador Production consists of 200,000 shares of common stock, having a par value of $0.10 each, of which 100,000 shares of common stock are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments with respect to the capital stock of any class of Hallador Production. All shares of authorized capital stock of Hallador Production issued and outstanding are held of record by Hallador Petroleum, free and clear of all Liens, and constitute all of the Stock. The Stock will be transferred to Buyers free and clear of all Liens. No shares of the Stock are subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable Federal and state securities laws). There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion rights, contracts, agreements, commitments or understandings of any kind obligating any Hallador Seller to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to the Stock.

                7.1.1.2 The partnership interests in Santa Barbara Partners consist of the Trio Partnership Interests and the partnership interests owned by Hallador Production, making up in total 100% of the ownership interests of Santa Barbara Partners. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments with respect to the partnership interests of Santa Barbara Partners, except for the preferential purchase rights of Trio Petroleum. Hallador
Production's partnership interests in Santa Barbara Partners are not subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable Federal and state securities laws). There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion rights, contracts, agreements, commitments or understandings of any kind obligating Santa Barbara Partners to issue, sell, purchase, return, redeem or pay any distribution with respect to any of the Santa Barbara Partners partnership interests.

          7.1.2 Organization. Each of the Hallador Sellers' entities is duly organized, validly existing and in good standing under the laws of their state of organization. Hallador Production is qualified to do business and is in good standing in the State of California. Each of the Hallador Sellers' entities is duly qualified as a foreign corporation, limited liability partnership or partnership, as applicable, and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified. Santa Barbara Partners and Hallador Production will deliver prior to Closing to the Buyers true, complete and correct copies of their respective organizational documents, minutes and resolutions.

          7.1.3 No Subsidiaries or Other Ownership Interests. Hallador Production does not own or control, directly or indirectly, shares of capital stock, debt instruments or other securities of any corporation nor does Hallador Production hold, directly or indirectly, any interest in any trust, partnership, limited partnership, joint venture, business association, limited liability company, unincorporated business, proprietorship, business enterprise or other business entity whatsoever related to the State of California, other than Santa Barbara Partners.

          7.1.4 Authority. Each of the Hallador Sellers has the full corporate and/or partnership power and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by such Seller and to perform the obligations to be performed by such Seller hereunder and thereunder. The execution by the Hallador Sellers and the performance of their obligations hereunder is not in violation of and has been approved in accordance with the partnership agreement of Santa Barbara Partners (the
"Santa Barbara Partnership Agreement"). This Agreement and all documents contemplated hereby to be executed by any of the Hallador Sellers have been duly authorized by all necessary corporate and partnership action and duly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable against it in accordance with their respective terms. Each of the Hallador Sellers has all requisite power and authority to own or lease and operate the Assets owned or leased or operated by it (all of such assets being collectively the "Acquired Assets") and to carry on its business as now conducted.

          7.1.5 No Conflicts. The execution and delivery of this Agreement and the documents contemplated hereby to be executed by each of the Hallador Sellers do not, and compliance by such Seller with the terms hereof and thereof and consummation by such Seller of the transactions contemplated hereby and thereby will not, (a) materially violate or conflict with any existing material term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to such Seller; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles or certificate of incorporation or partnership, or bylaws or partnership agreement (or like governing document) of such Seller or any agreement or instrument to which such Seller is a party or otherwise subject, or by which such Seller may be bound, including, but not limited to, the Santa Barbara Partnership Agreement; or (c) result in the creation or imposition of any Lien upon the business or any of the Acquired Assets or the Stock.

          7.1.6 Litigation, Suits or Claims. There are no material actions, claims, suits, investigations, inquiries or proceedings pending against any of the Hallador Sellers or in rem against any of the Acquired Assets, or to the knowledge of any of the Hallador Sellers threatened against any of the Hallador Sellers, or in rem against any of the Acquired Assets, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which violation individually, or violations in the aggregate, has had or could have could have a Material Adverse Effect: (i) on the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by each of the Hallador Sellers, (ii) on the the Acquired Assets and the business of Santa Barbara Partners and Hallador Production; (iii) by restricting the continuing transaction of business with the customers of each of the Hallador Sellers; (iv) by materially delaying consummation of the transactions contemplated hereby or (v) by establishing a Lien against any of the Acquired Assets in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality.

          7.1.7 Financial Statements. Attached hereto as Exhibit "M" are the Financial Statements. The Financial Statements include all matters with respect to the ownership interest of Hallador Petroleum in Hallador
Production and Santa Barbara Partners, and include no change in the application of accounting principles as such is fully certified in the Officer's Certificates as provided for in Section 10.5. The Financial Statements and all detailed schedules provided with respect thereto, including without limitation schedules with respect to accounts payable, accounts receivable, accrued liabilities, inventory, fixed assets, prepaid expenses and other assets and liabilities, are true and correct in all material respects and, taken as a whole, fairly present, as consolidated in the Financial Statements of Hallador Petroleum in accordance with GAAP, consistently applied, the financial position as of the dates indicated and the results of operations for the periods then ended.

          7.1.8 Absence of Certain Changes or Events. Since the Effective Date, none of the following has occurred or arisen, as they relate to the Hallador Sellers, that would create a Material Adverse Effect:

               7.1.8.1 any change in, or any event, condition or state of facts of any character peculiar to the Acquired Assets or the operation of the business of the Santa Barbara Partners, that affect Santa Barbara Partners or the Acquired Assets, or that impacts the validity or enforceability of this Agreement;

               7.1.8.2 any destruction, damage, or loss suffered by or with respect to any of the Acquired Assets (whether or not covered by insurance);

               7.1.8.3 any declaration, setting aside, or payment of a dividend or other distribution or commitment, obligation or other agreement made with any party with respect to the payment of any dividend or the making of any distribution in respect of or any direct or indirect redemption, purchase, or other acquisition of any of the Santa Barbara Partners partnership interests owned of record by Hallador Production (except as may be required to distribute proceeds received pursuant to this Agreement);

               7.1.8.4 any sale, lease or other disposition of any Acquired
Asset;

               7.1.8.5 any capital expenditure or series of capital expenditures by Hallador Production or Santa Barbara Partners;

               7.1.8.6 any mortgage, pledge, or other encumbrance of any Acquired Asset;

               7.1.8.7 any forgiveness of any debt by Hallador Production or Santa Barbara Partners;

               7.1.8.8 any amendment or termination of any contract, agreement, or license that relates to any of the Assets to which any of the Hallador Sellers is a party or to which any of the Acquired Assets are subject, except in the ordinary course of business;

               7.1.8.9 any breach of the terms of any contract or agreement by any of the Hallador Sellers that is connected with the business of Santa Barbara Partners;

               7.1.8.10 any commencement, notice of commencement or threat of commencement of any litigation or any governmental proceeding against or investigation of any of the Hallador Sellers or the affairs of any of the Hallador Sellers;

               7.1.8.11 any sale by any of the Hallador Sellers of its respective Santa Barbara Partners' partnership interest, or of the Stock, or the issuance of any additional shares of capital stock of Hallador Production or partnership interests in Santa Barbara Partners;

               7.1.8.12 any waiver or release of any right or claim of Hallador Production or Santa Barbara Partners;

               7.1.8.13 any amendment to any national, federal, state, municipal, local, foreign or other tax returns or reports that have been filed by Santa Barbara Partners in any jurisdiction or by Hallador Petroleum with regard to its ownership of Hallador Production;

               7.1.8.14 any material transactions by Hallador Production or Santa Barbara Partners with an affiliate or related party of Santa Barbara Partners;

               7.1.8.15 any material change in accounting methods or principles applicable to the business of Santa Barbara Partners, Hallador Production or affecting the Acquired Assets that would be required to be disclosed under GAAP;

               7.1.8.16 any borrowing of funds, agreement to borrow funds or guaranty affecting or relating to the Acquired Assets, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage,lease, license or other instrument to which Santa Barbara Partners or Hallador Production (or any other Hallador Seller acting on behalf of Santa Barbara Partners or Hallador Production) is bound or by which any of the Acquired Assets is bound or to which any of the Acquired Assets is subject other than in the ordinary course of business consistent with past practices;

               7.1.8.17 any entry into any commitment of any kind, or the occurrence of any event giving rise to any contingent liability not covered by the foregoing that would have a Material Adverse Effect on Santa Barbara Partners or its business; or

               7.1.8.18 any contract, commitment or agreement to do any of the foregoing.

          7.1.9 Accounts Receivable. Exhibit "E" sets forth an accurate list of the accounts and notes receivable of Hallador LLP as related to each of Santa Barbara Partners and Hallador Production outstanding as of the Execution Date adjusted for timing differences, collections, etc., including an accurate aging of all such accounts and notes receivable due in 30-day aging categories from and advances to Santa Barbara Partners and Hallador Production. The accounts and notes receivable of each of the Santa Barbara Partners and Hallador Production reflected in the Financial Statements, in Exhibit "E", and all accounts and notes receivable arising thereafter and on or before the Closing Date arose from bona fide transactions in the ordinary course of Business. The trade and other accounts and notes receivable of each of Santa Barbara Partners and Hallador Production constituting current assets and reflected in the Financial Statements and/or set forth in Exhibit "E" are bona fide receivables and are stated in accordance with GAAP. To the knowledge of the Hallador Sellers, no counterclaims or offsetting claims with respect to such accounts receivable are pending or threatened. All accounts receivable due from or associated with any of the Sellers or any Affiliate of any of the Sellers are identified on Exhibit "E" and shall be paid, forgiven or otherwise cleared by Sellers prior to the Closing.

          7.1.10 Accounts Payable. Prior to the Closing, the Hallador Sellers shall provide Buyers with an accurate list of all accounts payable of each of Santa Barbara Partners and Hallador Production outstanding as of the Execution Date. All of the accounts payable of each of Santa Barbara Partners and Hallador Production arose from bona fide transactions in the ordinary course of business and will be stated in accordance with GAAP. Such accounts payable (i) have either been paid, (ii) are not yet due and payable under the standard procedures for payment of accounts payable, or
(iii) are being contested by Santa Barbara Partners or Hallador Production in good faith, details of which have been provided to the Buyers. All accounts payable due to or associated with any of the Sellers or any Affiliate of any of the Sellers are identified on Exhibit "E" and shall be paid, forgiven or otherwise cleared by Sellers prior to the Closing.

          7.1.11 Inventories. As of the Closing Date, the inventory of each of Santa Barbara Partners and Hallador Production consist of oil and gas product saleable in the ordinary course of business of Santa Barbara Partners or Hallador Production, as applicable, and spare part inventory in support of oil and gas operations, and the inventories are not excessive in kind or amount in light of such business. All inventories are carried on the books of Santa Barbara Partners or Hallador Production, as applicable, at the lower of cost or fair market value pursuant to the normal inventory valuation policy of Santa Barbara Partners or Hallador Production, as applicable. No items included in the inventories of Santa Barbara Partners or Hallador Production are or will be pledged as collateral or are held by Santa Barbara Partners or Hallador Production on consignment from others. Neither Hallador Production nor Santa Barbara Partners is committed as of the date hereof, and will not be committed as of the Closing Date, to purchase inventories in amounts greater than are required in the ordinary course of its business.

          7.1.12 Employees. Exhibit "O" lists all of the Cuyama Field Hallador LLP Employees, all of which are employed by Hallador LLP, each of their dates of hire and their rates of Base Pay as they exist on the Execution Date and shall exist on the Closing Date, except for such employees that have resigned or otherwise terminated their employment with Hallador LLP prior to the Closing Date. Except as set forth on such Exhibit "O", there are no Persons employed by any of the Hallador Sellers to operate or maintain the Acquired Assets. None of the Hallador Sellers has made, or will through the Closing Date make, any statement or communication of any kind regarding whether, or the terms and conditions upon which, any employee may be employed by Buyers, except as approved by Buyers. Neither Hallador Production nor Santa Barbara Partners presently has, nor ever had, full-time or part-time employees.

          7.1.13 Customary Business Practice. Neither Santa Barbara Partners nor Hallador Production has conducted or maintained any business practices or relationships in any manner other than is customary or standard in the industry, and there are no special relationships with any suppliers or customers that are inconsistent with customary and standard practice in the industry.

          7.1.14 Prepayments. Neither Hallador Production nor Santa Barbara Partners is obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Acquired Assets at any time after the Effective Date without receiving full payment therefor in the ordinary course of business.

          7.1.15 No Breach. Hallador Sellers are not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Hallador Sellers which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Hallador Sellers entering into, executing, delivering or consummating same.

          7.1.16 Regulatory Filings. Each of the Hallador Sellers has filed all material reports, statements, documents, registrations, filings or submissions required, in connection with the operation of its business as it relates to Hallador Production, Santa Barbara Partners or the Acquired Assets. No material deficiencies have been asserted in writing by any Governmental Body with respect to such filings or submissions.

          7.1.17 Compliance with Laws and Agreements. Excluding Environmental Laws, which are covered by Section 5 above, to the knowledge of each of the Hallador Sellers, both Santa Barbara Partners and Hallador Production are in Material compliance with all material permits, contracts and agreements relating to the Acquired Assets, and in material compliance with all laws, rules and regulations of federal, state or local entities which have jurisdiction over Santa Barbara Partners, Hallador Production or the Acquired Assets.

          7.1.18 Patents, Trademarks and Copyrights. Neither Santa Barbara Partners nor Hallador Production owns, nor has issued a license or sublicense of, any patents, trademarks, copyrights or other intellectual property rights except for (i) the corporate and partnership names of such Seller; (ii) those rights that are incorporated by the manufacturers into the Acquired Assets, without granting Santa Barbara Partners or Hallador Production any specified rights therein; and (iii) software license agreements and related contracts, pursuant to which the payment of all costs, fees and royalties have been duly and timely paid by Santa Barbara Partners or Hallador Production, as applicable, and neither Santa Barbara Partners nor Hallador Production, as applicable, is
in breach thereof, or has defaulted thereunder.   None of the Hallador Sellers
has received any written notice that the operation of Santa Barbara Partners, Hallador Production or any of the Acquired Assets is in conflict with the rights of others.

          7.1.19 Insurance. Exhibit "F" sets forth a true, complete and correct list of all insurance policies of any kind or nature covering Santa Barbara Partners and Hallador Production with respect to their respective businesses and the Acquired Assets, including, without limitation, policies of life, fire, theft, property and other casualty and liability insurance, and indicates the type of coverage. Exhibit "F" also sets forth a list of any currently pending claims and any claims asserted under such policies or similar policies within the last three (3) years. The premiums for the insurance policies listed in Exhibit "F" have been fully paid as they become due. The insurance afforded under such policies or certificates is in full force and effect and will continue to cover Santa Barbara Partners and Hallador Production with respect to their respective businesses, and the Acquired Assets through the Closing. True, complete and correct copies of each such policy have been made available to Buyers to the extent in the possession of Hallador Sellers (and to the extent not in Hallador Sellers' possession and requested by Buyers, Hallador Sellers shall make good faith efforts to obtain such a copy as soon as possible). To the knowledge of the Hallador Sellers, none of such insurance policies is subject to retroactive premium adjustment in respect of prior periods.

          7.1.20 Tax Returns and Reports. All Tax Returns of Santa Barbara Partners (the "Santa Barbara Tax Returns") and the Tax Returns of Hallador Production as included in the Tax Returns of Hallador Petroleum (the "Hallador Petroleum Tax Returns") have been timely filed (including pursuant to extensions) with the appropriate Governmental Body in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports properly reflect the Taxes of Santa Barbara Partners for the periods covered thereby. All Taxes as due by the Santa Barbara Partner's Tax Returns, or which are due or are claimed to be due with respect to the periods covered thereby, from each of the Hallador Sellers, have been properly accrued or paid. None of the Hallador Sellers has received any notice of assessment or proposed assessment by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any Santa Barbara Tax Returns or Hallador Petroleum Tax Returns and, to the knowledge of the Hallador Sellers, there are no pending tax examinations of any Santa Barbara Tax Returns or Hallador Petroleum Tax Returns, or tax claims in respect of the Santa Barbara Tax Returns or Hallador Petroleum Tax Returns asserted against any of the Hallador Sellers or their respective properties. There are no tax liens on any of the Acquired Assets except for Liens for current taxes not yet due and payable. To the knowledge of the Hallador Sellers, there is no basis for any additional assessment of any Taxes, penalties or interest with respect to any of the Hallador Sellers which would impact the Acquired Assets. Santa Barbara
Partners has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect. All Taxes required to be paid by any of the Hallador Sellers with respect to or related to Santa Barbara Partners, Hallador Production or the Acquired
Assets (whether or not shown on the Santa Barbara Tax Returns or Hallador Petroleum Tax Returns) or for which Santa Barbara Partners or Hallador Production is liable, whether to taxing authorities or to other Persons under tax allocation agreements, are reflected on the books of the Hallador Sellers, as applicable (including without limitation the Financial Statements) and reserves for such Taxes are adequate in the aggregate to cover such Taxes to the extent such could impact the Acquired Assets. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom and relating to the Acquired Assets, to the extent such taxes and assessments have become due and payable, as well as all permit fees and other annual assessments of any Government Authority have been timely paid.

            7.1.21 Brokers. None of the Hallador Sellers has incurred any obligations or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Buyers.

            7.1.22 Assignment Prior to Closing. None of the Hallador Sellers has since the Effective Date made any assignment or conveyance, or otherwise encumbered the Acquired Assets, Hallador Production's partnership interest in Santa Barbara Partners or the Stock, other than to the extent otherwise provided for pursuant to this Agreement.

            7.1.23 Ownership, Title and Condition of Equipment. The personal property which is included in the Acquired Assets is suitable for the purposes for which it has been and is being employed in the operation of the business of each of the Hallador Sellers and is in good operating condition and repair, normal wear and tear excepted. Exhibit "H" lists all material leases, operating agreements, maintenance agreements, management agreements, mortgages and other documents or agreements applicable to the Acquired Assets, or binding on Santa Barbara Partners or Hallador Production, and copies of each such document have been made available to Buyers. Each such contract is in full force and effect, and no written notice of cancellation or termination or default has been received by any of the Hallador Sellers. Except as otherwise set forth in writing to Buyers or otherwise provided pursuant to this Agreement, the transfer contemplated hereby will not affect the validity or enforceability of such contracts. As to each lease or license included in such contracts, such lease or license is in full force and effect, no notice of cancellation or termination under any option or right reserved to the lessor or licensor under such lease or license or notice of default has been received by any of the Hallador Sellers. None of the Hallador Sellers has assigned its interest under any such lease or license or subleased the premises demised thereby or sublicensed the right or license granted thereby. Except as set forth in Exhibit "H," each of the Hallador Sellers has the right to transfer all of its right, title and interest in the leases and licenses included in the Acquired Assets, without any consent, and the transfer contemplated hereby will not affect their validity or enforceability. There are no actual, pending or, to Seller's knowledge, threatened claims against the any of the Hallador Sellers or the Acquired Assets that could give rise to a Lien (other than Liens that would be covered by valid and collectible insurance, including applicable deductibles), or acts or incidents which could give rise to any such claims, relating to or arising out of the Acquired Assets. All of the Acquired Assets are owned or leased by the Hallador Sellers and not by any affiliate of the Hallador Sellers or by any other party, or the Hallador Sellers otherwise have the full right to use such Acquired Assets as they are presently being used. None of the Hallador Sellers knows of any claim related to their respective Oil and Gas Properties which would limit free and uninterrupted access to and from a dedicated public right-of-way by reason of the fact that such parcel either fails to adjoins dedicated public right-of-way or connects to such right-of-way through a valid and subsisting easement.
5.1.22 Other Property.  None of the Hallador Sellers, nor any
Affiliate of Hallador Sellers, operates or has any ownership interest in any gathering system, compression facilities or salt water disposal facilities that are presently being used or employed in connection with the Acquired Assets and are being billed as a direct charge which is not included in the Acquired Assets.

          7.1.25 Tanks Gauged. The product storage tanks for the Acquired Assets were gauged at approximately 12:01 a.m. (local time) on the Effective Date, and the gauge reports are available to Buyers.

          7.1.26 Securities Laws. Each of the Hallador Sellers has complied with all applicable federal and state laws with regard to the offer and sale of Hallador Production's partnership interest in Santa Barbara Partners, the Stock and the Acquired Assets and notice to shareholders as required thereby, including but not limited to all notice and approval requirements applicable to Hallador Petroleum as a publicly traded entity, to the extent required to consummate the transaction contemplated by this Agreement.

          7.1.27 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY WARRANTED HEREIN, THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND EACH OF THE HALLADOR SELLERS EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY ANY OF THE HALLADOR SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYERS BY OR ON BEHALF OF ANY OF THE HALLADOR SELLERS (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), AND (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

     7.2  Representations and Warranties of Trio Sellers.  Each of
Trio Petroleum, Cuyama Drilling and South Cuyama Limited (collectively the "Trio Sellers"), jointly and severally, represents and warrants to each of the Buyers as follows:

          7.2.1 Ownership of Trio Partnership Interests. The partnership interests in Santa Barbara Partners consist of the Trio Partnership Interests and the partnership interests owned by Hallador Production, making up in total 100% of the ownership interests of Santa Barbara Partners. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments with respect to the partnership interests of Santa Barbara Partners, except for the preferential purchase rights held by Trio Petroleum which have been waived by Trio Petroleum pursuant to Section 4.4. The Trio Partnership Interests are owned of record by Trio Petroleum, and will be transferred to E&B free and clear of all Liens. The Trio Partnership Interests are not subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable Federal and state securities laws). There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion rights, contracts, agreements, commitments or understandings of any kind obligating Santa Barbara Partners to issue, sell, purchase, return, redeem or pay any distribution with respect to any of the Santa Barbara Partners partnership interests, except for the preferential purchase rights held by Trio Petroleum.

               7.2.2 Organization. Each of the Trio Sellers' entities is duly organized, validly existing and in good standing under the laws of their state of organization and is qualified to do business and is in good standing in the State of California. Each of the Trio Sellers' entities is duly qualified as a foreign corporation or limited partnership and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified.

              7.2.3 Authority. Each of the Trio Sellers has the full corporate and/or partnership power and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by such Seller and to perform the obligations to be performed by such Seller hereunder and thereunder. The execution by the Trio Sellers and the performance of their obligations hereunder is not in violation of and has been approved in accordance with the Santa Barbara Partners Agreement. This Agreement and all of the documents contemplated hereby to be executed by any of the Trio Sellers have been duly authorized by all necessary corporate and partnership action and duly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable against each such Seller in accordance with its terms. Each of the Trio Sellers has all requisite power and authority to own or lease and operate those Assets that are owned, leased or operated by such Seller (collectively, the "Trio Assets").

             7.2.4 No Conflicts. The execution and delivery of this Agreement and the documents contemplated hereby to be executed by each of the Trio Sellers do not, and compliance such Trio Sellers with the terms hereof and thereof and consummation by each of the Trio Sellers of the transactions contemplated hereby and thereby will not, (a) materially violate or conflict with any existing material term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to each of the Trio Sellers; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles or certificate of incorporation or partnership, or bylaws or partnership agreement (or like governing document) of each of the Trio Sellers or any agreement or instrument to which each of the Trio Sellers is a party or otherwise subject, or by which each of the Trio Sellers may be bound, including, but not limited to, the Santa Barbara Partnership Agreement; or
(c) result in the creation or imposition of any Lien upon the Trio Partnership Interests or the Trio Assets.

            7.2.5 Litigation, Suits or Claims. There are no material actions, claims, suits, investigations, inquiries or proceedings pending against any of the Trio Sellers or in rem against any of the Trio Assets, or to the knowledge of the Trio Sellers, threatened against any of the Trio Sellers, or in rem against any of the Trio Assets, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which has had or could have could have a Material Adverse
Effect: (i) on the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by each of the Trio Sellers,
(ii) on the Trio Assets; (iii) by materially delaying consummation of the transactions contemplated hereby, or (iv) by establishing a Lien against the Trio Partnership Interest or any of the Trio Assets in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality.

           7.2.6  Absence of Certain Changes or Events.  Since the
Effective Date, none of the following has occurred or arisen, as they relate to the Trio Sellers, that would create a Material Adverse Effect:

                     7.2.6.1 any change in, or any event, condition or state of facts of any character peculiar to the Trio Assets or the operation of the business of the Santa Barbara Partners, that affect Santa Barbara Partners or the Trio Assets, or that impacts the validity or enforceability of this Agreement;
                     7.2.6.2 any destruction, damage, or loss suffered by or with respect to any of the Trio Assets (whether or not covered by insurance);

                     7.2.6.3 any declaration, setting aside, or payment of a dividend or other distribution or commitment, obligation or other agreement made with any party with respect to the payment of any dividend or the making of any distribution in respect of or any direct or indirect redemption, purchase, or other acquisition of the Trio Partnership Interests (except as may be required to distribute proceeds received pursuant to this Agreement);

                     7.2.6.4 any sale, lease or other disposition of any Trio Asset;
                     7.2.6.5 any mortgage, pledge, or other encumbrance of any Trio Asset;
                     7.2.6.6 any amendment or termination of any contract, agreement, or license that relates to any of the Assets to which any of the Trio Sellers is a party or to which any of the Trio Assets are subject, except in the ordinary course of business;

                     7.2.6.7 any breach of the terms of any contract or agreement by any of the Trio Sellers that is connected with the business of Santa Barbara Partners;

                     7.2.6.8 any commencement, notice of commencement or threat of commencement of any litigation or any governmental proceeding against or investigation of any of the Trio Sellers or the affairs of any of the Trio Sellers;

                     7.2.6.9 any sale by any of the Trio Sellers of the Trio Partnership Interests, or any commitment, obligation or agreement to do so;
                     7.2.6.10 any waiver or release of any right or claim of any of the Trio Sellers with respect to the Trio Assets or the Trio Partnership Interests;

                     7.2.6.11 any material transactions by any of the Trio Sellers with an affiliate or related party of Santa Barbara Partners;

                     7.2.6.12 any borrowing of funds, agreement to borrow funds or guaranty affecting or relating to the Trio Assets, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument by which any of the Trio Assets is bound or to which any of the Trio Assets is subject other than in the ordinary course of business consistent with past practices; or

                    7.2.6.13 any contract, commitment or agreement to do any of the foregoing.

          7.2.7 No Breach. Trio Sellers are not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Trio Sellers which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Trio Sellers entering into, executing, delivering or consummating same.

          7.2.8 Regulatory Filings. Each of the Trio Sellers has filed all material reports, statements, documents, registrations, filings or submissions required, in connection with the operation of its business as it relates to Santa Barbara Partners or the Trio Assets. No material deficiencies have been asserted in writing by any Governmental Body with respect to such filings or submissions.

          7.2.9 Compliance with Laws and Agreements. Excluding Environmental Laws, which are covered by Section 5 above, to the knowledge of each of the Trio Sellers, Santa Barbara Partners is in material compliance with all material permits, contracts and agreements relating to its assets, and in material compliance with all laws, rules and regulations of federal, state or local entities which have jurisdiction over Santa Barbara Partners.

          7.2.10 Brokers. None of the Trio Sellers has incurred any obligations or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Buyers.

          7.2.11 Assignment Prior to Closing. None of the Trio Sellers has since the Effective Date made any assignment or conveyance, or otherwise encumbered the Trio Assets or the Trio Partnership Interests, other than to the extent otherwise provided for pursuant to this Agreement.

          7.2.12 Ownership, Title and Condition of Equipment. The personal property which is included in the Trio Assets is suitable for the purposes for which it has been and is being employed and is in good operating condition and repair, normal wear and tear excepted. Exhibit "H" lists all material leases, operating agreements, maintenance agreements, management agreements, mortgages and other documents or agreements applicable to the Trio Assets, and copies of each such document have been made available to Buyers. Each such contract is in full force and effect, and no written notice of cancellation or termination or default has been received by any of the Trio Sellers. Except as otherwise set forth in writing to Buyers or otherwise provided pursuant to this Agreement, the transfer contemplated hereby will not affect the validity or enforceability of such contracts. As to each lease or license included in such contracts, such lease or license is in full force and effect, no notice of cancellation or termination under any option or right reserved to the lessor or licensor under such lease or license or notice of default has been received by any of the Trio Sellers. None of the Trio Sellers has assigned its interest under any such lease or license or subleased the premises demised thereby or sublicensed the right or license granted thereby. Except as set forth in Exhibit "H," each of the Trio Sellers has the right to transfer all of its right, title and interest in the leases and licenses included in the Trio Assets, without any consent, and the transfer contemplated hereby will not affect their validity or enforceability. There are no actual, pending or, to Seller's knowledge, threatened claims against the any of the Trio Sellers or the Trio Assets that could give rise to a Lien (other than Liens that would be covered by valid and collectible insurance, including applicable deductibles), or acts or incidents which could give rise to any such claims, relating to or arising out of the Trio Assets. None of the Trio Sellers knows of any claim related to their respective Oil and Gas Properties which would limit free and uninterrupted access to and from a dedicated public right-of-way by reason of the fact that such parcel either fails to adjoins dedicated public right-of-way or connects to such right-of-way through a valid and subsisting easement.

          7.2.13 Other Property. None of the Trio Sellers, nor any Affiliate of Trio Sellers, operates or has any ownership interest in any gathering system, compression facilities or salt water disposal facilities presently being used or employed in connection with the Trio Assets and being billed as a direct charge which is not included in the Trio Assets.

          7.2.14 Securities Laws. Each of the Trio Sellers has complied with all applicable federal and state laws with regard to offer and sale of securities and notice to shareholders as required thereby to the extent required to consummate the sale of the Trio Partnership Interests as contemplated by this Agreement.

          7.2.15 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY WARRANTED HEREIN, THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND EACH OF THE TRIO SELLERS EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY ANY OF THE TRIO SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYERS BY OR ON BEHALF OF ANY OF THE TRIO SELLERS (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), AND (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

     7.3 Several Representations and Warranties and Related Obligations. It is expressly understood that the representations and warranties provided in
Section 7.1 by the Hallador Sellers, and in Section 7.2 by the Trio Sellers, are several in nature, given separately by each of the respective groups and in no manner shall breach of such representations and warranties by one group cause liability to the other group.

                                SECTION 8
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant to Sellers as follows:

     8.1  Organization.

          8.1.1 Each of the Buyers are entities duly organized, validly existing and in good standing under the laws of the state wherein it was incorporated or organized, and is qualified to do business and is in good standing in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect on Buyers or otherwise interfere with or delay completion of the transactions contemplated by this Agreement.

          8.1.2 Buyers are authorized to do business in the State of California and are in good standing with the State of California.

          8.1.3 Prior to the date of this Agreement, Buyers will have delivered prior to Closing, to Sellers, true, correct and complete copies of Buyers' Certificates or Articles of Incorporation and Bylaws and Certificates of Good-Standing, and Certificate of Limited Partnership and Limited Partnership Agreement, as currently in effect.

          8.1.4 Each of the Buyers' headquarters and principal offices is located either in the State of California or the State of New York.

     8.2  Authority; Enforceability.

          8.2.1 Buyers have all requisite corporate and partnership power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

          8.2.2 All corporate and partnership acts and other proceedings required to be taken by Buyers to authorize the execution, delivery and performance by Buyers of this Agreement, have been duly and properly taken.

          8.2.3 This Agreement and any other agreements, documents, certificates or other deliverables have been duly executed and delivered by Buyers and each such item constitutes the legal, valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms.

          8.2.4 The execution, delivery and performance of this Agreement by Buyers and any other agreements, documents, certificates or other deliverables executed in connection with this Agreement by Buyers and the consummation by Buyers of the transactions contemplated by this Agreement and each such item does not and will not conflict with, or result in any material violation of or default under any provision of the Certificates or Articles of Incorporation, Bylaws, Certificate of Limited Partnership and Limited Partnership Agreement or any other governing or organizational documents of Buyers, or any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyers or to its properties or assets.

     8.3 Consents. Except for the consents of any Governmental Body regarding the transfer of leases, licenses and Permits which apply to the Assets, no consent, approval, authorization, notice, filing, registration or qualification is required to be obtained or effected by Buyers for the execution, delivery or performance by Buyers of this Agreement or completion by Buyers of the transactions contemplated herein or in any other agreement, document, Certificate or other deliverable contemplated hereby.

     8.4 Litigation, Suits or Claims. There are no actions, suits or proceedings pending or threatened in writing against Buyers which if decided unfavorably to Buyers could have a Material Adverse Effect on the Buyers' ability to consummate the transactions as contemplated herein.

     8.5 No Breach. Buyers are not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Buyers which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Buyers entering into, executing, delivering or consummating same.

     8.6 Investment Intent; Blue Sky. E&B is acquiring the Stock and the Trio Partnership Interests for investment for their own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Each of the Buyers understand that the Stock and the Trio Partnership Interests have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Act") by reason of a specific exemption from the registration provisions of the Act, the availability of which depends upon, among other things, the bona fide nature of E&B's investment intent and the accuracy of the Buyers' representations as expressed herein. E&B's address set forth herein represents the Buyers' true and correct state of domicile, upon which the Sellers may rely for the purpose of complying with applicable "blue sky" laws.

     8.7 Rule 144. The Buyers acknowledge that the Stock and the Trio Partnership Interests must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. The Buyers are aware of the provisions of Rule 144 promulgated under the Act which permit the limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for such securities, the availability of certain current public information about the issuers of such securities, the resale occurring not less than 1 year after a party has purchased and paid for the securities sold, the sale being effected through a "brokers transaction" or in a transaction directly with a "market maker," and the number of shares being sold during any 3 month period not exceeding limitations specified in Rule 144.

     8.8 No Public Market. The Buyers understand that no public market now exists for any of the securities of the issuers and that the issuers have made no assurances that a public market will ever exist for the issuers' securities.

     8.9 Restrictions on Transfer, Restrictive Legends. The Buyers understand that the transfer of the Stock and the Trio Partnership Interests is restricted by applicable state and federal securities laws.

     8.10 Access to Information. The Buyers and their legal and accounting representatives will during Due Diligence conduct extensive due diligence with respect to the Stock and the Trio Partnership Interests, and will have an opportunity to discuss the issuers' business, management and financial affairs with management and have had the opportunity to review the Financial Statements, will be provided access to all other information about the issuers they deemed necessary in connection with the purchase of the Stock and the Trio Partnership Interests and an opportunity to obtain any additional information they deem necessary to verify the accuracy of such information furnished to them or to which they had access. The Buyers will be provided an opportunity to ask questions of officers of the issuers, which questions, if asked, will be answered to the Buyers' satisfaction. The Buyers understand that such discussions, as well as any written information issued by the issuers, are intended to describe certain aspects of the issuers' business and prospects and are not a thorough or exhaustive description of the issuers.

     8.11 Investment Experience. The Buyers understand that the purchase of the Stock and the Trio Partnership Interests involves substantial risk. The Buyers (a) have experience as investors in securities of companies in the oil and gas industry and acknowledge that the Buyers are able to fend for themselves, can bear the economic risk of the Buyers' investment in the Stock and the Trio Partnership Interests and have such knowledge and experience in financial or business matters that the Buyers are capable of evaluating the merits and risks of this investment in the Stock and the Trio Partnership Interests and protecting their own interests in connection with this investment, and/or (b) has a pre-existing personal or business relationship with the issuers and certain of their officers, directors or controlling persons of a nature and duration that enables the Buyers to be aware of the character, business acumen and financial circumstances of such Persons.

     8.12 Accredited Investor. Each of the Buyers is an "accredited investor" as defined by Rule 501(a) of Regulation D under the Act.

     8.13 Further Representations by Foreign Investors. If a Buyer is not a United States Person, such Buyer represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Stock and the Trio Partnership Interests or any use of this Agreement, including (i) the legal requirements within his jurisdiction for the purchase of the Stock and the Trio Partnership Interests, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of a Buyer. Such Buyer's subscription and payment for, and his or her continued beneficial ownership of the Stock and the Trio Partnership Interests, will not violate any applicable securities or other laws.

     8.14 Federal Leases. Buyers are qualified to hold federal leases and will be so qualified at Closing.

     8.15 Brokers. Buyers have not incurred any obligations or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Sellers.

                                SECTION 9
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

     The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at Closing of each of the following conditions, each of which may be waived by Sellers except as otherwise required by law:

     9.1 Purchase Price. At Closing, Buyers shall deliver the Adjusted Purchase Price to Sellers in accordance with Section 3 hereof.

     9.2 Buyers' Representations and Warranties True. The representations and warranties of Buyers contained herein on the date hereof shall have been correct in all material respects when made, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

     9.3 Officer's Certificate. Buyers shall deliver to Sellers the following:

          9.3.1 A certificate of an officer of Buyers or managing partner of Buyers certifying that:
                                   (i) the representations and warranties of
Buyers contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby;

                                   (ii)  acknowledging that Buyers have had
an opportunity to and have conducted their due diligence investigation of the Assets, Santa Barbara Partners and Hallador Production to their satisfaction, and are not aware of any misrepresentation, omission or misstatement by any of the Sellers in this Agreement or the Exhibits or Schedules hereto; and
                                    (iii)  Buyers have performed all of their
obligations contained in this Agreement required to be performed by them prior to Closing.

     9.4 Pre-Closing Performance. Buyers shall have performed, observed or complied in all material respects with all its obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

     9.5 Authorization. All corporate and partnership actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyers.

     9.6 Absence of Litigation. No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Buyers or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

     9.7 Bonds, Letters of Credit or Other Assurances. Buyers shall have delivered to Sellers either copies of bonds, letters of credit or other financial assurances, in form and substance and reasonably satisfactory to Sellers, covering the Assets, and Santa Barbara Partners and Hallador Production (and all of their assets and operations), as may be required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Assets, Santa Barbara Partners or Hallador Productions, or a commitment, satisfactory to Sellers, to issue such upon Closing. Buyers shall cooperate with the Sellers before and after Closing, as reasonably requested by Sellers, in obtaining the release of any bonds, letters of credit or other financial assurance any of the Sellers, including, without limitation, Santa Barbara Partners and Hallador Production, have posted with any such governmental agencies with respect to the Assets, Santa Barbara Partners or Hallador Productions; provided, however, that notwithstanding anything to the contrary in the foregoing, the emissions credits, security deposits and any other interests as set forth on Exhibit "N" attached hereto shall not be subject to the provisions of this second sentence of this Section 9.7.

     9.8 Preferential Purchase Rights. All preferential purchase right obligations attributable to the Santa Barbara Partners partnership interests shall have been satisfied, assumed or waived.

     9.9 Transition Services Agreement. Buyers shall have executed and delivered to Sellers the Transition Services Agreement substantially in the form attached hereto as Exhibit "G" (the "Transition Services Agreement").

     9.10 Receipt. Buyers shall have executed and delivered to Sellers a closing statement substantially in the form attached hereto as Exhibit "P" (the "Receipt") acknowledging payment of the Adjusted Purchase Price, transfer of the Assets, the Stock and the Trio Partnership Interests and the assumption of liabilities as set forth in Section 5.3.1.

                                SECTION 10
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYERS

     The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, each of which may be waived by Buyers except as otherwise required by law:

     10.1 Delivery of Instruments of Transfer. At Closing, Sellers shall deliver to Buyers executed, and where appropriate recordable, bill of sale, lease assignments, and other instruments of conveyance required in order to effectively transfer title to the Assets.

     10.2 Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of each such time, except for changes permitted or contemplated by this Agreement or otherwise specifically consented to by Buyers in writing, and except for representations and warranties relative to a specific time or times, and each of the obligations of Sellers required by this Agreement to be performed and complied with prior to or at the Closing shall have been duly performed and complied with prior to or at the Closing.

     10.3 Authorization. All corporate and partnership actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Sellers.

     10.4 Absence of Litigation. No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Sellers or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

    10.5 Officer's Certificate. Sellers shall have furnished Buyers a certificate of an officer of Sellers certifying that:

          10.5.1 the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby;

          10.5.2 Sellers are not aware of any misrepresentation, omission or misstatement by any of the Buyers in this Agreement or the Exhibits or Schedules hereto; and

          10.5.3 Sellers have performed all of their obligations contained in this Agreement required to be performed by them prior to Closing.

     10.6 Transition Services Agreement. Seller shall have caused the Transition Services Agreement to be executed and delivered to Buyer.

     10.7 Receipt. Sellers shall have executed and delivered to Buyers a closing statement acknowledging payment of the Adjusted Purchase Price, transfer of the Assets, the Stock and the Trio Partnership Interests and the assumption of liabilities as set forth in Section 5.3.1.

     10.8 Liens. Sellers shall have delivered reasonably satisfactory evidence to Buyers that all of the Liens identified on Exhibit "L" have been released or otherwise satisfied.

                                   SECTION 11
                                   COVENANTS

     11.1 Investigation and Decision. The Parties further covenant as follows:

          11.1.1 Due Diligence; Investigation. During the Due Diligence Period, Buyers shall (i) make, or arrange for others to make, such inspection and investigation of the Assets, Santa Barbara Partners and Hallador Production as they deem appropriate; (ii) investigate and have knowledge of operative or proposed laws and Legal Requirements to which the Assets, Santa Barbara Partners and Hallador Production are or may be subject; (iii) accept the Assets, Santa Barbara Partners and Hallador Production upon the basis of its review and determination of the applicability and effect of such laws and Legal Requirements; (iv) have reviewed and evaluated any data room materials or other materials to which access has been provided to Buyers by Sellers under this Agreement; and (v) have made such investigations of the title, condition, status under Environmental Laws, oil and gas laws and any other aspects of the Assets, Santa Barbara Partners and Hallador Production as may be necessary or appropriate. Buyers agree that such inspections shall not unreasonably interfere with the business and operations of Sellers.

          11.1.2 Independent Decision. Buyers have made their own independent judgment of the commercial potential, condition and usefulness of the Assets, Santa Barbara Partners and Hallador Production, taking into consideration all current Environmental Laws and Legal Requirements and the likelihood that such Environmental Laws and Legal Requirements will change in the future. Buyers have such knowledge and experience in business and financial affairs in general, securities and investments, and of the oil and gas business as conducted and regulated in the State of California in particular, as to be capable of evaluating the merits and risks of purchasing the Assets. Santa Barbara Partners and Hallador Production.

     11.2 Access to Information. Sellers have afforded to Buyers and to Buyers' accountants, counsel, landmen, technical staff, environmental consultants and other representatives, reasonable access during the period prior to the execution of this Agreement and will continue to afford to Buyers reasonable access until Closing to all of Sellers' properties, books, tax records and returns, contracts, documents and records, including all well files and technical and operations information, relating to the Assets, Santa Barbara Partners and Hallador Production, and, during such period, Sellers have used and will continue to use reasonable efforts to furnish promptly to Buyers all material information concerning the business and properties relating to the ownership and operations of the Assets, Santa Barbara Partners and Hallador Production (subject to existing confidentiality agreements with third parties and subject also to the attorney-client privilege), including, to the extent prepared in the ordinary course of business, such data and operating reports as may reasonably be necessary or appropriate for any relevant purposes of investigation and analysis related to this Agreement. Upon Buyers reasonable request, Sellers shall attempt to secure waiver of any such confidentiality agreements. Sellers shall, to the best of its ability, arrange for Buyers and their representatives to discuss with appropriate officers, employees, consultants, contractors and representatives of Sellers such matters related to the transactions provided for herein as Buyers may reasonably request. The period of time from the execution date of this Agreement and continuing for a period up to the Closing Date shall be referred to herein as the "Due Diligence Period".

     11.3 General Liabilities. Subject to Section 6.1, Buyers shall assume and Sellers shall retain the general liabilities related to the Assets as follows:

          11.3.1 General Liabilities Assumed. Except for Environmental Liabilities, which shall be governed by the provisions of Section 5, Buyers shall assume and discharge all duties, liabilities and obligations arising from ownership or operation of the Assets on and after the Effective Date; including, but not limited to, all applicable valid recorded agreements; unrecorded agreements; gas balancing agreements or arrangements; contracts and instruments; duties imposed by Governmental Bodies; all usual and normal prudent operations regarding the duty to plug, re-plug, abandon, remove or cleanup oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, and structures and equipment of any kind or description, and the restoration of the Assets and surface of the land as may be required under applicable Legal Requirements; and, all duties, liabilities and obligations arising from the ownership or operation of the Assets prior to the Effective Date except as retained by Sellers in
Section 11.3.2.

          11.3.2 General Liabilities Retained. Except for Environmental Liabilities, which shall be governed by the provisions of Section 5, Sellers shall retain and discharge the following liabilities and obligations arising from ownership or operation of the Assets prior to the Effective Date:

                                   (i)   All liability for defense of
litigation or governmental actions filed or commenced regarding the Assets, including all liability for satisfaction of any judgment or fine if filed on or prior to the Effective Date; and
                                   (ii)  Subject to Section 11.4.2, all
obligations related to the Assets to pay royalties or taxes, permit fees and any and all assessments and fees accrued before the Effective Date; provided, however, liability for royalties and taxes shall be determined as of the Effective Date.

     11.4 Gas Imbalance. In the event it is determined Gas Imbalances exist, the Parties agree that:

          11.4.1 Sellers will furnish Buyers with a statement, in the form of Exhibit "I," showing the most current estimate of the over or under production as among the Sellers as of the Effective Date.

          11.4.2 From and after the Effective Date, any and all benefits, obligations and liabilities associated with such Gas Imbalances shall accrue to and be the responsibility of Buyers. Buyers shall assume Sellers' overproduced or underproduced position in the wells located on the Oil and Gas Properties as of the Effective Date, including but not limited to the responsibility for the payment of royalties on the volume of such gas which Sellers took in excess of its entitlement and any obligation to balance whether in cash or in kind. The Final Accounting shall include an adjustment for any Gas Imbalance differences between the volume shown on Exhibit "I" and the Gas Imbalances at the Effective Date. Adjustments will be on an individual property basis in accordance with the actual average price paid during May 2004.

     11.5 Third-Party Consents. Certain of the transfers contemplated by this Agreement are subject to various forms of third-party consents. Sellers and Buyers shall cooperate and shall promptly take such action as may be required to obtain all necessary consents prior to Closing. Sellers and Buyers agree that to the extent any contract or Permit that would otherwise be assigned under this Agreement as contemplated by Section 16.3.8 is not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by any other party thereto, or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof, or violation of any law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such contract or Permit. With respect to each contract that, but for the reasons set forth in the first sentence of this
Section 11.5, would be assigned, Sellers agree to provide Buyers with the benefits (including the right to terminate any such contract in accordance with the terms thereof) of such contracts to the extent related to transactions or periods that occur at or after Closing, and to the extent it is possible to do so; and, if and to the extent such benefits are provided to Buyers, Buyers agree to observe and perform such contract; provided, however, that in no event shall Sellers be required to provide Buyers with the benefits of any contracts or any provisions of any contracts related to environmental matters or Environmental Liabilities, which shall be governed by the provisions of Section 5. Sellers shall continue to use their reasonable efforts to obtain an assignment to Buyers of each contract or Permit that, but for the reasons set forth in the first sentence of this
Section 11.5, would be assigned; provided, however, that Sellers shall not be required to pay any consideration or suffer any financial disadvantage to obtain such assignment.

     11.6 Additional Agreements. Sellers and Buyers shall execute such further documents and instruments, requested by either Party, as may be necessary or reasonably desirable to consummate the transactions contemplated by this Agreement or any part thereof. Subject to the other terms and conditions of this Agreement, each of the Parties, hereto agrees to use its reasonable commercial efforts at its own expense to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement.

     11.7 Payment of Certain Expenses Due and Payable After the Effective Date. Buyers shall pay, as and when due, all fees and bills due and payable by Santa Barbara Partners or Hallador Production after the Closing Date, and Sellers shall reimburse Buyers within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Date; provided, however that if after Closing Sellers are obligated to continue as operator under an existing agreement pursuant to Section 6.1, Sellers shall make payments for Buyers' account and at Buyers' expense with respect to such agreements and Buyers shall reimburse Sellers for all such payments within ten (10) days after invoice.

     11.8 Notification of Certain Matters. Between the Effective Date and Closing Date, Sellers and Buyers will each give prompt notice to the other of
(i) any information that indicates that any representation or warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date; (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to consummate the transactions contemplated hereunder on or before the Closing Date or to satisfy a condition specified in Section 9 or Section 10, as the case may be; (iii) any notice or other communication from any third party alleging that the consent or waiver of such third party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) any notice of, or other communication relating to any default or event which, with notice or lapse of time or both, would become a default under any contract to be assigned at Closing.

     11.9 Financial Statements. Upon request, during the period from the Execution Date until the Closing Date, Buyers shall provide Sellers with reasonably detailed financial information regarding the financial condition of the Buyers, including a reasonably detailed description of the amount of debt and equity being used by the Buyers to finance the transactions contemplated by this Agreement. Any such financial information provided by Buyers shall be true and correct in all material respects and, taken as a whole, shall fairly present the financial position the results of operations of the Buyers for the periods as indicated.

     11.10 Announcements. At all times prior to Closing, Sellers and Buyers, including their respective Affiliates, shall use their respective commercially reasonable efforts to cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and ensure that no such releases or disclosures are made without prior notice to and written consent of the other Party; provided, however, that from the date of this Agreement and continuing for twelve (12) months after the Closing if reserve volumes are estimated in a news release in conjunction with a Purchase Price disclosure, the release must state that the reserve estimates are the disclosing Party's reserve estimates, and no news release or media disclosure whatsoever by Buyers may disclose the identity of Sellers or a specific description of the Assets unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, also that either Party may make all disclosures which are required or prudent under applicable laws or Legal Requirements, including, but not limited to, rules, regulations and guidelines of the Securities and Exchange Commission and applicable stock exchanges.

     11.11  Termination of Guarantees and Other Commitments.
          11.11.1 Subject to applicable laws, as of the Closing Date, all of the following shall be canceled or terminated: (i) undertakings, comfort letters or guarantees by Sellers or any of its Affiliates to third parties in connection with the Assets, Santa Barbara Partners or Hallador Production; and (ii) letters of credit, surety bonds, and related indemnity agreements arranged and maintained by Sellers or any of its Affiliates with respect to the Assets, Santa Barbara Partners or Hallador Production.

          11.11.2 Buyers understand and agree that all insurance policies, provided to or for the Assets, Santa Barbara Partners and Hallador Production through Sellers, any Affiliate of Sellers, or a self-insurance program of Sellers will be terminated with regard to the Assets, Santa Barbara Partners and Hallador Production as of the Closing.

          11.11.3 Sellers and Sellers' Affiliates shall have no responsibility or liability under this Agreement to provide for insurance coverage or any such security for the Assets, Santa Barbara Partners or Hallador Production in any manner whatsoever after the date this Agreement is executed by Buyers and Sellers, except to the extent that such insurance is provided on a "claims made" policy, in which case, the Sellers and/or Sellers' Affiliates shall, if necessary to continue the availability of such coverage for occurrences prior to the Effective Date, procure a tail policy in order to effectuate an "occurrence" policy related to any insurable claims for the period of ownership of the Assets.

          11.11.4 E&B agrees that for the period of time from the Closing Date until the payment of all amounts due under the Notes, that E&B will purchase and maintain on the Assets, Santa Barbara Partners, Hallador Production and the operations of E&B, Commercial General Liability Insurance with a Six Million Dollar ($6,000,000.00) combined single limit, including Sudden and Accidental Pollution coverage with a Five Million Dollar ($5,000,000.00) combined single limit, with a deductible no greater than One Hundred Thousand Dollars ($100,000.00). Any combination of primary and excess insurance is allowed as long as the total limit requirement is satisfied.

     11.12 Like Kind Exchange. Sellers agree to cooperate with Buyers for Buyers to try to effect a tax deferred exchange under Internal Revenue Code
Section 1031, including, but not limited to, the introduction into the transaction contemplated hereby of a third party intermediary to accomplish such result (a "Tax Deferred Exchange Election"), provided, however, that
(a) Sellers shall not incur any additional liability or financial obligations as a consequence of such exchange, (b) such exchange shall not delay the date of Closing, and (c) no Party shall be required to take title to any property as part of an exchange other than Buyers receiving title to the subject property herein. This Agreement is not subject to or contingent upon any Party's ability to effectuate a tax deferred exchange. In the event any exchange contemplated by a Party should fail to occur, for whatever reason, the sale of the Assets, the Stock and the Trio Partnership Interest shall nonetheless be consummated as provided herein.

     11.13 Access to Geologic and Geophysical Information. As long as the same remains in Buyers' possession or control, Sellers retain the right to copy any and all geologic and geophysical information transferred to Buyers hereunder, and Buyers shall grant Sellers access to all such information and agree to co-operate with Sellers in obtaining access to such information no longer in Buyers' possession or control.

     11.14 Restrictions on Operations. Except as otherwise contemplated in this Agreement or in the event of an emergency, in which case Sellers shall immediately notify Buyers of the action required to be taken as a result of such emergency and involve Buyers in such decision making as soon as practical, Sellers shall, without the express written consent of Buyers,
(i) between the Execution Date and the Closing Date incur no liability or enter into any commitments exceeding $50,000 with respect to the Assets, Santa Barbara Partners or Hallador Production, except in the ordinary course of business consistent with past practice and in compliance with the operating requirements of Section 6.1, (ii) between the Effective Date and the Closing Date not release, sell, transfer, make any disposition of, abandon or relinquish any right, title or interest in the Assets, Santa Barbara Partners or Hallador Production, or in personal property related to the Assets, Santa Barbara Partners or Hallador Production, except in the ordinary course of business consistent with past practice, (iii) between the Execution Date and the Closing Date not cancel any contract associated with the Assets, Santa Barbara Partners or Hallador Production except in the ordinary course of business consistent with past practice, and (iv) between the Effective Date and the Closing Date not enter into any hedging, forward sales or similar agreements with respect to production from the Assets, Santa Barbara Partners or Hallador Production. No later than ten (10) days after the Execution Date, Sellers shall disclose in writing to Buyers all contracts entered into, liabilities incurred and commitments made with a value in excess of Fifty Thousand Dollars ($50,000) by Santa Barbara Partners, Hallador Production or associated with the Assets, other than contracts, liabilities and commitments for customary oil and gas field operations and maintenance, between the Effective Date and the Execution Date.

     11.15 Exhibits and Schedules. Sellers will, from time to time prior to September 10, 2004, promptly supplement or amend the Exhibits or Schedules to this Agreement with respect to any matter arising or determined after the date of this Agreement, which, if existing or known as of the Execution Date, would have been required to be set forth or described in such Exhibits or Schedules in order to make any representation or warranty set forth in this Agreement true and correct as of such date, subject to Buyers' approval, such approval not to be unreasonably withheld or delayed. Any such amended or supplemented Schedules or Exhibits shall qualify the representations and warranties contained in this Agreement as though provided at the Execution Date.

                                 SECTION 12
                                    TAXES

     12.1 Apportionment of Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations shall be apportioned as of the Effective Date between Buyers and Sellers. All such taxes allocable to the periods before the Effective Date shall be paid by Sellers, and all such taxes allocable to the Effective Date and after shall be paid by Buyers. Any refunds of taxes allocable to periods prior to the Effective Date shall be the property of Sellers and shall be promptly paid to it. Buyers shall file or cause to be filed all required reports and returns incident to such taxes which are due on or after the Closing Date, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns.

     12.2 Sales Taxes, Filing Fees, Etc. The Purchase Price provided for hereunder is net of any sales taxes or other transfer taxes. Buyers shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agreement, and Buyers shall defend any action by a governmental agency to collect such taxes or fees, and will hold Sellers harmless from any cost or liability for taxes, fees, penalty, interest or costs, including reasonable attorney's fees, assessed as a result of this transaction.

     12.3 Other Taxes. All production, severance or excise taxes, conservation fees, permit fees, assessments and other similar such taxes or fees (other than income taxes) relating to the Assets and/or oil and gas produced and sold from the Assets prior to the Effective Date shall be paid by Sellers, and all such taxes and fees relating to such oil and gas produced and sold on the Effective Date and after shall be paid or reimbursed by Buyers. In the event such taxes attributable to the Assets are not assessed on a current year basis, it is agreed that when such taxes are assessed, insofar as they accrued to the Assets on or before the Effective Date, they shall be paid by Sellers upon receipt of a statement and supporting documentation.

     12.4  Cooperation on Tax Matters.
     Buyers shall be responsible for filing of federal and state income Tax Returns for Hallador Production and Santa Barbara Partners for the period from the Closing Date until the end of the tax year 2004, and Sellers shall be responsible for filing the federal and state income Tax Returns for Hallador Production (individually or on a consolidated basis with Affiliates) and Santa Barbara Partners for the period from January 1, 2004 until the Closing Date. In the event Sellers and Buyers determine that Santa Barbara Partners should file federal and state income Tax Returns only for the year ended December 31, 2004, Sellers and Buyers shall cooperate to prepare and file such returns, with Sellers responsible for payment of federal and state income taxes attributable to the period ending on the Closing Date, and Buyers responsible for payment of all such taxes attributable to the period beginning on the day after the Closing Date. Sellers shall provide to Buyers executed and filed copies of the Hallador Production Tax Returns (as is returns) and Santa Barbara Tax Returns for the past seven (7) years within fifteen (15) days of the Execution Date, as well as a detail of all payments made prior to such date with regard to 2004 federal and state income Taxes. The Buyers and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns related to Hallador Production and Santa Barbara Partners and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyers and the Sellers shall
(i) retain all books and records with respect to Tax matters pertinent to Hallador Production and Santa Barbara Partners relating to any whole or partial Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyers or any Sellers, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyers or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

     The Buyers and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     12.5 Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

     12.6 Audits. The Sellers and the Buyers shall provide prompt written notice to the other of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to Hallador Production or Santa Barbara Partners for whole or partial periods for which it may be indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (a) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted Tax liability, and (b) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to Section 16 shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the Indemnifying Party was not prejudiced by such failure.

     12.7 Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). Reasonable out of pocket expenses with respect to such contests shall be borne by the Sellers and the Buyers in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the non-controlling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

     12.8 Closing Tax Certificate. At the Closing, each of the Sellers shall deliver to the Buyers a certificate signed under penalties of perjury
(i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to
Section 1445 of the Internal Revenue Code. At the Closing, the Buyers shall deliver to the Sellers a statement providing its U.S. Employer Identification Number and its address.

                                   SECTION 13
                                  TERMINATION

     13.1 Termination. This Agreement and the transaction contemplated herein may be terminated at any time prior to Closing:

          13.1.1  by mutual consent of the Parties;

          13.1.2 by any of the Sellers, without impairing any other rights hereunder, if there has been a material breach of covenant or agreement contained in this Agreement on the part of any of the Buyers (including, without limitation, Buyers' failure to make the payment specified in either
Section 3.2.1 and 3.2.2), or a failure of a condition and such breach of a covenant or agreement or failure of a condition has not been cured within 10 business days of receipt of notice of same, unless such breach or failure is not, by its nature, curable within such period and then and in that event such breach or failure has not been cured within a reasonable time following receipt of notice of same;

          13.1.3 by any of the Buyers, without impairing any other rights hereunder, if there has been a material breach of covenant or agreement contained in this Agreement on the part of any of the Sellers, or a failure of a condition and such breach of a covenant or agreement or failure of a condition has not been cured within 10 business days of receipt of notice of same, unless such breach or failure is not, by its nature, curable within such period and then and in that event such breach or failure has not been cured within a reasonable time following receipt of notice of same;

          13.1.4 by any of the Buyers or Sellers, upon written notice to the other Parties on or prior to September 10, 2004, that one of the following has occurred: (a) a Material Deficiency; and/or (b) Title Defect(s) in the aggregate in excess of $200,000.00;

          13.1.5 by any of the Buyers or Sellers upon litigation or administrative proceeding pending (or threatened), or an investigation commenced (and pending), by any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby;

          13.1.6 by any of the Buyers upon written notice to the other Parties that any event that is under Sellers' control, excluding fluctuations in natural oil and gas production and prices, has occurred after September 10, 2004 that affects Santa Barbara Partners, Hallador Production or the Assets and that would significantly impair Buyers' ability to obtain financing, and that Sellers fail to cure within 30 days of receipt of notice of same, unless such breach or failure is not, by its nature, curable within such period and then and in that event such breach or failure has not been cured within a reasonable time following receipt of notice of same; or

          13.1.7 by any of the Buyers upon written notice to the other Parties after September 10, 2004, that a Material Deficiency has occurred.

     13.2  Effect of Termination.

          13.2.1 In the event of termination of this Agreement by either Party as provided in Section 13.1.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party or their respective affiliates, officers or directors or partners or shareholders except as otherwise set forth herein. Sellers shall in such event return any part of the Down Payment paid as of such date within fifteen
(15) business days of such termination.

          13.2.2 In the event of termination of this Agreement by Buyers pursuant to Sections 13.1.4. 13.1.5 or 13.1.6, Sellers shall return, within fifteen (15) business days of such termination, the Down Payment less the Non-Refundable Portion of the Down Payment.

          13.2.3 In the event this Agreement is terminated for any reason other than as provided in Sections 13.2.1 or 13.2.2, Sellers shall retain all of the Down Payment.

     13.3 Sole Remedy. If the Agreement is terminated and all or any portion of the Down Payment is retained, then Sellers agree that their sole remedy, in consideration of holding the Assets, Santa Barbara Partners and Hallador Production off the market and refraining from dealing with others concerning the Assets, Santa Barbara Partners and Hallador Production and as liquidated damages in lieu of all other damages, shall be their retention of the Down Payment made by Buyers. The Parties hereby acknowledge that the extent of damages to Sellers occasioned by such breach or default or failure to proceed by Buyers would be impossible or extremely impractical to ascertain and that the Down Payment is a fair and reasonable estimate of such damages under the circumstances.

                                   SECTION 14
                                 MISCELLANEOUS

     14.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA NOTWITHSTANDING ANY CHOICE OF LAW PROVISIONS OF SUCH STATE.

     14.2  Assignment.

          14.2.1 This Agreement and the rights and obligations hereunder shall not be assignable by either Party hereto without the prior written consent of the other; provided, however, that Sellers and Buyers shall have the right without the other Party's consent, to assign this Agreement, but not the right to assign any duties or obligations hereunder, to an Affiliate(s) or a subsidiary company, or to a third party intermediary in order to accomplish a tax deferred exchange pursuant to a Tax Deferred Exchange Election.

          14.2.2 Any Party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder (i) to any Person, if it has received the prior written consent provided for in Section 14.2.1, (ii) to its legal successor, if it merges (whether or not it is the surviving corporation), or (iii) to any Person to whom it has made any sale, lease, transfer or other disposition of all or substantially all of its assets; provided, however, that no Party may make an assignment or delegation described in clauses (ii) and (iii), above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder.

          14.2.3 Subject to Section 14.2.1 the rights, benefits, duties and obligations of each Party hereto shall inure to the benefit of, and be binding upon, each Party's successors or assigns.

     14.3 Written Notices. Any notices required to be given hereunder shall be in writing and transmitted by facsimile with confirmation of receipt or delivered by nationally recognized expedited delivery service with tracking capabilities (e.g., Federal Express), and addressed as follows or as otherwise specified by Seller and Buyer by notice hereunder:

            To Hallador Sellers:    Santa Barbara Partners
                                    c/o Hallador Petroleum Company
                                    1660 Lincoln Street, Suite 2700
                                    Denver, Colorado  80264
                                    Attention:  Victor P. Stabio, President

            To Trio Sellers:        Each of the Trio Sellers, Inc.
                                    5401 Business Park South, Suite 115
                                    Bakersfield, California  93309
                                    Attention:  Charles C. Horace

            To E&B:                 E&B Natural Resources Management
                                    Corporation
                                    34740 Merced Avenue
                                    Bakersfield, CA  93308
                                    Attention:  Steve Layton

            with required copies to:Rotterdam Ventures, Inc.
                                    695 Rotterdam Industrial Park
                                    Schenectady, NY  12306
                                    Attention:  Steven K. Porter

            And                     Winstead
                                    1450 Lake Robbins Drive - Suite 600
                                    The Woodlands, TX 77380
                                    Attention:  Bret L. Strong

            To WRBD II:             WRBD II, LP
                                    695 Rotterdam Industrial Park
                                    Schenectady, New York 12306
                                    Attention:  Steven K. Porter


     Notices shall be effective upon receipt.

     14.4 Expenses. Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including without limitation, fees and expenses of its own counsel and accountants).

     14.5 Limitation of Liability. Notwithstanding anything herein provided to the contrary, Sellers and Buyers do hereby covenant and agree that, after Closing, the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other Party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers, or continuing obligations hereunder plus costs and reasonable and documented attorneys' fees and expenses and in no event shall the breaching Party be liable to the non-breaching Party for consequential damages as a result of the breach by the breaching Party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations hereunder; provided, however that nothing herein contained shall be deemed a limitation on either Party's indemnity obligations contained in this Agreement.

     14.6 Attorneys' Fees. The prevailing party in any dispute related to this Agreement shall be entitled to recover all of its reasonable costs and expenses thereto, including, without limitation, reasonable attorneys' fees and costs.

     12.7 No Admissions. Buyers and Sellers agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Sellers or Buyers or by their respective officers, directors, employees, or agents.

     14.8 Exhibits Incorporated. All Exhibits and Schedules hereto are deemed a part of this Agreement and are incorporated hereby as though fully set forth herein.

     14.9 Entire Agreement, Etc. This Agreement constitutes the entire agreement between Sellers and Buyers with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment of this Agreement shall be binding on the Parties unless in writing and signed by the authorized representatives of both Parties hereto. Any waiver of any breach of any term or condition of this Agreement shall not operate as waiver of any other breach of such term or condition or of any other term or condition of this Agreement. The headings used in this Agreement are for convenience of reference only and shall not be used to define the meaning of any provision.

     14.10 Parties in Interest. Nothing in this Agreement, except as otherwise noted on behalf of Sellers and their Affiliates, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their permitted respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over and against any Party to this Agreement.

     14.11 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable under present or future law in whole or in part by any court of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     14.12 Consents. When a consent is required of either Party hereto, such consent shall not be unreasonably withheld.

                              Section 15
                        SURVIVAL AND INDEMNIFICATION

     15.1 Survival. Notwithstanding any investigation conducted by any Party hereto and any information which any Party may receive, any claim for indemnification under this Agreement, whether related to a breach of any of the representations, warranties or covenants contained in this Agreement, or in any Exhibit, Schedule, certificate, or other agreement delivered pursuant hereto, or related to any third party claims, must be made within fifteen
(15) months following Closing

     15.2  Indemnification.
          15.2.1 Each of the Hallador Sellers shall, jointly and severally, indemnify and hold harmless each of Buyers, and their respective successors and assigns (including after the Closing, Santa Barbara Partners and Hallador Production as Affiliates of E&B ), directors, officers, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable and documented legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by any of the Hallador Sellers; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by any of the Hallador Sellers; or
(iii) liabilities expressly retained by any of the Hallador Sellers in this Agreement (including but not limited to any claims related to Taxes and any penalties, interest or audit costs related thereto due and attributable to the period of time prior to the Effective Date, as well as all obligations in any manner associated with the employment by Hallador LLP of the Hallador LLP Cuyama Valley Employees not hired by E&B or its designee).

          15.2.1 Each of the Trio Sellers shall, jointly and severally, indemnify and hold harmless each of Buyers, and their respective successors and assigns (including after the Closing, Santa Barbara Partners as an Affiliate of E&B), directors, officers, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable and documented legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by any of the Trio Sellers; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by any of the Trio Sellers; or (iii) liabilities expressly retained by any of the Trio Sellers in this Agreement (including but not limited to any claims related to Taxes and any penalties, interest or audit costs due and attributable to the period of time prior to the Effective Date).

          15.2.3 Each of the Buyers shall, jointly and severally, indemnify and hold harmless each of the Sellers and their respective successors and assigns, directors, officers, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by either of the Buyers; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by either of the Buyers; or
(iii) liabilities expressly assumed by either of the Buyers in this Agreement.

          15.2.4 Notwithstanding anything to the contrary herein, any indemnification obligations of the Parties and all claims for indemnification arising from, regarding or related to Environmental Liabilities shall be governed by the provisions of Section 5 and no Party shall be entitled to indemnification or shall make any claim for indemnification arising from, regarding or related to Environmental Liabilities under this Section 15.2.

     15.3 Third Party Claims.
          15.3.1 Each of the Hallador Sellers shall, jointly and severally, indemnify and hold harmless each of Buyers, and their respective successors and assigns (including after the Closing, Santa Barbara Partners and Hallador Production as Affiliates of E&B), harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable and documented legal, accounting and other expenses, arising out of any third party claim, legal suit or proceeding against Buyers, (including but not limited to any claims from current or former employees or contractors of Sellers) which claim, legal suit or proceeding arises from the conduct of the business of Santa Barbara Partners, Hallador Production or the ownership of the Acquired Assets prior to the Effective Date.

          15.3.2 Each of the Trio Sellers shall, jointly and severally, indemnify and hold harmless each of Buyers (including after the Closing, Santa Barbara Partners and Hallador Production as Affiliates of E&B), and their respective successors and assigns, harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable and documented legal, accounting and other expenses, arising out of any third party claim, legal suit or proceeding against Buyers, (including but not limited to any claims from current or former employees or contractors of Sellers) which claim, legal suit or proceeding arises from ownership of the Trio Partnership Interests or the ownership of the Trio Assets prior to the Effective Date.

          15.3.3 Each of the Buyers shall, jointly and severally, indemnify and hold harmless each of the Sellers and their respective successors and assigns, harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party legal suit or proceeding against Sellers, including, without limitation, Santa Barbara Partners and Hallador Production, which legal suit or proceeding arises from the conduct of the business of Buyers or their respective subsidiaries or the ownership of the properties owned or leased by Buyers or their respective subsidiaries on or after the Effective Date.

          15.3.4 Notwithstanding anything to the contrary herein, any indemnification obligations of the Parties and all claims for indemnification arising from, regarding or related to Environmental Liabilities shall be governed by the provisions of Section 5 and no Party shall be entitled to indemnification or shall make any claim for indemnification arising from, regarding or related to Environmental Liabilities under this Section 15.3.

          15.3.5 There are no third party beneficiaries to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors, and assigns, any benefit, right, remedy or obligation.

     15.4  Method of Asserting Claims.  The Party making a claim under
Section 5.3.3 or this Section 15 is hereinafter referred to as the "Indemnified Party" and the Party against whom such claims are asserted is hereinafter referred to as the "Indemnifying Party." All claims by an Indemnified Party under Section 5.3.3 or this Section 15 shall be asserted and resolved as follows:

          15.4.1 If any claim or demand for which an Indemnifying Party might be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall as promptly as is practicable after its receipt of such claim or demand notify in writing the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (a "Claim Notice").

     The Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel, experts and other providers of its choice to represent the Indemnifying Party in connection with and to defend the Indemnified Party against such claim or demand and shall pay the reasonable and documented fees and reimburse the reasonable and documented disbursements of the Indemnified Party as well as those of its own, including its counsel, experts and representatives with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party of its assumption of the defense of any such claim, to retain counsel whose reasonable fees and expenses shall be at the expense of the Indemnifying Party to file any action, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.

     In the event that the Indemnifying Party shall retain counsel, the Indemnified Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:
                                     (i)    the Indemnifying Party and the
Indemnified Party shall have mutually agreed to the retention of such counsel; or
                                     (ii)  the named parties to any such
proceeding (including, but not limited to, any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would involve such counsel in an actual or potential conflict of interest in violation of applicable principles of professional ethics.

          15.4.2 If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person. If the Indemnifying Party has indicated in writing that it will indemnify the Indemnified Party, no claim or demand that would result in an Indemnifying Party being liable hereunder may be settled without the consent of the Indemnifying Party which consent shall not be unreasonably withheld. Unless the Indemnifying Party shall have agreed in writing that any and all damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered into without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it shall be determined that the Indemnified Party shall have no right to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party:
                                   (i)   any amounts previously paid or
advanced by the Indemnifying Party to the Indemnified Party or third parties, with respect to or in connection with such matters; plus
                                   (ii)  interest thereon until paid by the
Indemnified Party at the Interest Rate for the period commencing on the date on which such amount was paid or advanced and ending sixty (60) days after the date on which it was finally determined that the Indemnified Party had no such right to be indemnified.

          15.4.3 In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall as promptly as is practical send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement. If the Indemnifying Party notifies in writing the Indemnified Party that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party disputes such claim, such dispute shall be resolved by good faith negotiations between the Parties.

          15.4.4 From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters with which the Claim Notice is concerned. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by applicable Legal Requirements) any information obtained pursuant to this Section 15.4.4 that is designated as confidential by the Indemnified Party, unless such information is:

                                   (i)   generally available to the public
other than as the result of a wrongful act or omission by the Indemnifying
Party;
                                   (ii)  already within the knowledge of the
Indemnifying Party;

                                   (iii)  available to the Indemnifying Party
through rights other than as provided in this Section 15.4.4, or

                                   (iv)  provided to the Indemnifying Party
in writing by a third party who is under no obligation to the Indemnified Party to protect the confidentiality thereof.

     All such access shall be granted during normal business hours, shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions that will not interfere with the business and operations of the Indemnified Party. Nothing contained in this
Section 15.4.4 shall be construed to expand or contract the rights or obligations of the Indemnifying Party with respect to any information previously provided to the Indemnifying Party pursuant to any other confidentiality agreement.

     15.5 Right to Cure. Any Party that is obligated to indemnify, defend and/or hold harmless any other Party pursuant to any provision of this
Section 15 shall have the right to cure, within a reasonable time and in a manner reasonably satisfactory to such Indemnified Party, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.

                                  Section 16
                                   CLOSING

      16.1 Time of Essence. Time is expressly declared to be of the essence under this Agreement.

      16.2 Place and Date. Closing shall occur at Sellers' offices at 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264 on or before September 30, 2004, unless extended by written agreement of the Parties.

      14.6 Sellers' Actions at Closing. At Closing, Sellers shall perform the following actions:

          16.3.1 At least three (3) business days prior to Closing, Sellers shall have delivered to Buyers a revised Exhibit "C" allocating the payment to be made at Closing among the Sellers.

          16.3.2 Each of the Sellers shall deliver to Buyers the executed certificate contemplated by Section 10.5;

          16.3.3 Each of the Sellers shall cause Hallador Petroleum to deliver to E&B, or a designee of E&B that is an Affiliate of E&B, the Stock certificate(s) representing the Stock duly endorsed for transfer;

          16.3.4 Each of the Sellers shall cause Trio Petroleum to deliver to E&B, or a or a designee of E&B that is an Affiliate of E&B, an assignment of the Trio Partnership Interests;

          16.3.5 Each of the Sellers (other than Hallador Production and Santa Barbara Partners) shall execute and deliver to E&B, a Bill of Sale with regard to all of the Assets other than Oil and Gas Interests, in the form attached hereto as Exhibit "J";

          16.3.6 Each of the Sellers shall cause Hallador LLP to deliver the Transition Services Agreement in the form attached hereto as Exhibit "G" to be executed and delivered to Buyer;

          16.3.7 Each of the Sellers shall execute and deliver to WRBD II, a Deed in the form attached hereto as Exhibit "K" for all of the Oil and Gas Properties which are mineral or fee interests;

          16.3.8 Each of the Sellers shall execute and deliver to E&B, an Assignment of Certain Intangible Contractual Rights and Other Intangible Property, listed on Exhibit "C," in the form attached hereto as Exhibit "J";

          16.3.9 Each of the Sellers shall execute, acknowledge and deliver to WRBD II, an Assignment of Leases in the form attached hereto as Exhibit "J," and each of the Sellers shall deliver to WRBD II any required assignment forms for any state, federal or Indian tribal oil and gas leases;

          14.3.10 The Sellers shall provide evidence reasonably satisfactory to the Buyers of the release of the Liens described in Exhibit "L";

          16.3.11 Each of the Sellers shall execute and deliver to Buyers, the Receipt in the form attached hereto as Exhibit "P";

          16.3.12 Each of the Sellers shall, at or as promptly as reasonably possible after Closing, provide Buyers, subject to the attorney-client privilege and applicable copyright laws, the following original records relating to the Assets to the extent they are in Sellers' possession and are assignable: lease files; unit files; lease contract files; product marketing files; compression, gathering and processing files; oil and gas sales contracts; financial records, Tax Returns (for Santa Barbara Partners and Hallador Production (if any)), third party consents; division of ownership files, all participating areas and the Assets on diskette and hard copy, if available; and all well files, but specifically excluding all other records, including, but not limited to, corporate records, computer programs and general tax records. Sellers shall also provide copies of all seismic data covering the Assets at Buyers' cost and expense; and

          16.3.13 Each of the Sellers will provide to Buyers a list showing all proceeds from production attributable to the Oil and Gas Properties which are currently held in suspense and shall transfer to Buyers all of those suspended proceeds. Buyers shall be responsible for proper distribution of all the suspended proceeds, to the extent turned over to it by Sellers, to the parties lawfully entitled to them, and hereby agrees to indemnify, defend and hold harmless Sellers from and against any and all claims, liabilities, losses, costs and expenses, arising out of or relating to those suspended proceeds.

     16.4 Buyers' Actions at Closing. At Closing, Buyers shall perform the following actions:

          16.4.1 E&B shall execute and deliver to Hallador LLP, the Transition Services Agreement;

          16.4.2 Each of the Buyers shall execute and deliver to each of the Sellers the certificate contemplated by Section 9.3; and

          16.4.3 The Buyers shall make the payments and execute and deliver the Notes as contemplated in Section 3.2.

          16.4.4 The Buyers shall execute and deliver an assumption of the Trio Partnership Interests, the intangible rights, the leases, the Assumption Agreement and the Receipt to Sellers.

     16.5 Notices. Immediately after Closing, Buyers shall notify all operators, non-operators, oil or gas purchasers, government agencies and royalty owners that it has purchased the Assets and the Stock and the Trio Partnership Interests.

                              Section 17
                       ACTIONS AFTER CLOSING

     17.1 Final Accounting. Within ninety (90) days after Closing, Sellers shall provide Buyers with a statement of the operations of Santa Barbara Partners, Hallador Production and the Assets as of the Closing, indicating any changes from the Closing statement provided pursuant to Section 3.4 at Closing ("Final Accounting"). Buyers shall have the right to cause its accountant, in consultation with Sellers' accountant, to review the Final Accounting within an additional seven (7) days following Sellers' delivery of such notice. If Buyers' accountant and Sellers' accountant are unable to agree upon the Final Accounting within an additional fourteen (14) days following completion of Buyers' review of the Final Accounting described above, then the two accountants jointly shall select, within such fourteen (14) day period, an independent certified public accounting firm which shall determine the final accounting as soon as reasonably possible but in no event later than 150 days after the Closing Date.
The determination by such independent accounting firm shall be conclusive. The expense of such independent accounting firm shall be borne one-half by Sellers and one-half by Buyers.

     17.2 Receipts and Credits. All monies, proceeds, receipts, credits and income attributable to the Assets, Santa Barbara Partners or Hallador Production for all periods of time on or after the Effective Date shall, except as otherwise provided herein, be the sole property and entitlement of Buyers, and to the extent received by Sellers, Sellers shall account for and reflect the same to Buyers in the Final Accounting after Closing. All monies, proceeds, receipts and income attributable to the Assets, Santa Barbara Partners or Hallador Production except as otherwise provided in this Agreement for all periods of time prior to the Effective Date shall be the sole property and entitlement of Sellers and, to the extent received by Buyers, Buyers shall fully disclose, account for and transmit same to Sellers promptly. All costs, expenses and disbursements attributable to the Assets, Santa Barbara Partners or Hallador Production for periods of time prior to the Effective Date except as otherwise provided herein, regardless of when due or payable, shall be the sole obligation of Sellers and Sellers shall promptly pay, or if paid by Buyers, promptly reimburse Buyers for and hold Buyers harmless from and against same. All costs, expenses and disbursements attributable to the Assets, Santa Barbara Partners or Hallador Production for periods of time subsequent to the Effective Date regardless of when due or payable, shall be the sole obligation of Buyers and Buyers shall promptly pay, or if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against same. Sellers shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Buyers after Closing for any delivery or performance by Sellers prior to the Effective Date, and Buyers shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Sellers after Closing for any delivery or performance by Buyers after the Effective Date.

     17.3 Further Assurances. After Closing, Sellers and Buyers agree to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful to carry out the purposes of this Agreement or of any document delivered pursuant hereto.

     17.4 Recording. Buyers shall, at their own cost and as soon as practicable, record the Deed(s) and Assignment(s) and Bill(s) of Sale in the appropriate office of the state and county in which the lands covered by the such documents are located. Buyers shall as soon as practical file for and obtain the necessary approval of all federal, Indian tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyers shall as soon as received, but in no case later than thirty (30) days following the receipt of such documents from the recording agency, supply Sellers with a true and accurate photocopy of all the executed, as well as all recorded and filed assignments within a reasonable period of time after their recording and filing.

     17.5 Books and Records. Notwithstanding any other provision herein contained, Buyers shall retain all original documents delivered to Buyers pursuant to Section 16.3.8 pertaining to the Assets, the Trio Partnership Interests, its Stock, Santa Barbara Partners or Hallador Production for as long as it so desires and make the same available after the Closing for inspection and copying by Sellers at Buyers' expense during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first ten (10) years after Closing, such books, records or documents shall not be disposed of or destroyed by Buyers without first advising Sellers in writing and giving Sellers reasonable opportunity to obtain possession thereof.

     17.6  Access to Employees and Books and Records Post-Closing.

          17.6.1 From and after the Closing Date, Sellers will afford to Buyers and their authorized representatives reasonable access during normal business hours to the then current officers and employees of Sellers retained by Sellers who were employed in connection with the Assets, Santa Barbara Partners or Hallador Production and will cooperate with Buyers in making available to Buyers at Buyers' expense, unless the action is an action by Buyers against Sellers, as a witness or deponent such employees of such Sellers in each case only so long as such persons are then employees of such Sellers or an Affiliate of such Sellers, as Buyers may request for (a) financial reporting, (b) tax or similar purposes or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Sellers will also afford to Buyers and their authorized representatives, for appropriate purposes, such reasonable access during normal business hours to the properties and relevant books and records of Sellers associated with the Assets prior to the Closing Date but not transferred to Buyers.

          17.6.2 From and after the Closing Date, Buyers will afford to Sellers and their authorized representatives reasonable access, during normal business hours, to the transferred employees, as shall at such time be employees of Buyers and who were prior to the Closing Date associated with the Assets, Santa Barbara Partners or Hallador Production, and to such properties, books and records relating to the Assets, Santa Barbara Partners or Hallador Production transferred to Buyers hereunder, without charge, and will furnish to Sellers such additional information, and will cooperate with Sellers in such other respects, including the making available to Sellers at Sellers' expense, unless the action is an action by Sellers against Buyers, as a witness or deponent such former employees of Sellers as shall be at the time employees of Buyers, Santa Barbara Partners or Hallador Production as Sellers may request for (a) financial reporting, (b) tax or similar purposes or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Buyers will also provide to Sellers' authorized representatives such reasonable access without charge during normal business hours to the officers, employees, properties, books and records transferred to Buyers in connection with this Agreement.

     17.7 No Right to Offset. It is expressly understood that the Buyers shall have no right to offset against payments due to be made pursuant to the Notes delivered pursuant to Section 3.2.3 of this Agreement for any obligation claimed due from Sellers, including, without limitation, any indemnification obligations pursuant to Section 15.

     17.8 Confidentiality. With the exception of disclosure that this transaction occurred, and any disclosures required by law, including, without limitation, applicable securities laws or regulations, or court order, each of the Buyers and Sellers agree that the specific terms of this Agreement shall remain confidential unless a specific written agreement is made between the Buyers and the Sellers. Furthermore, following and subject to the Closing, each of the Sellers, on their own behalf and on behalf of their respective employees, partners, officers, directors, agents, successors and assigns do hereby agree to keep all non-public information with regard to the Assets confidential and not to disclose such to any third party without the prior written consent of each of the Buyers.

     17.9 Facsimile Signatures and Counterparts. This Agreement may be executed and delivered using facsimiled signatures and such facsimiled signatures shall be legally enforceable against the Party providing same. This Agreement may be signed in any number of counterparts and each such counterpart shall be considered an original and an enforceable agreement.


[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                     SANTA BARBARA PARTNERS
                                     By: Hallador Production Company,
                                         its General Partner
                                         By:/s/ Victor P. Stabio
                                         Title:   President

                                     HALLADOR PRODUCTION COMPANY

                                     By: /s/Victor P. Stabio
                                     Title:    President


                                     HALLADOR PETROLEUM MPANY

                                     By: /s/Victor P. Stabio
                                     Title: President


                                     HALLADOR PETROLEUM, LLP
                                     By:  Hallador Petroleum Company,
                                          its General Partner
                                          By:/s/ Victor P. Stabio
                                          Title:    President

                                     TRIO PETROLEUM INC.

                                     By: /S/CHARLES HORACE
                                         Title: PRESIDENT

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

                                      CUYAMA DRILLING AND PRODUCTION COMPANY
                                      By:/S/CHARLES HORACE
                                      Title: PRESIDENT

                                      SOUTH CUYAMA LIMITED PARTNERSHIP,
                                      By:  Cuyama Drilling And Production
                                           Company,
                                           its General Partner
                                           By: /S/CHARLES HORACE
                                           Title:  PRESIDENT

                                      E&B NATURAL RESOURCES MANAGEMENT
                                      CORPORATION
                                      By: /s/Steven D. Layton
                                          Title: President

                                      WRBD II, LP
                                      By:  Remington At Pointe Vedra Lakes, LLC,
                                           its General Partner
                                           By:  Rotterdam Ventures, Inc.,
                                                its Managing Member

                                                By: /S/Frank J. Ronkese
                                                Title: Vice President





                          EXHIBIT C

Allocation of Purchase Price


Sellers have agreed to allocate the purchase price as follows:

    $ 3,000,000         Trio Sellers                 11.53846%
    $23,000,000         Hallador Petroleum, LLP      88.46153%
    -----------
    $26,000,000
     ==========

The following payments will be allocated as follows:

$150,000       Trio Sellers                         $  17,308
               Hallador Petroleum, LLP                132,692

$1,200,000     Trio Sellers                           138,462
               Hallador Petroleum, LLP              1,061,538

$20,650,000    Trio Sellers                         2,382,692
               Hallador Petroleum, LLP             18,267,308

$4,000,000 Notes     Trio Sellers                     461,538
---------------      Hallador Petroleum, LLP        3,538,462
                                                  -----------
$26,000,000                                       $26,000,000
===========                                        ==========




Allocation among Trio Sellers

Trio Petroleum's interest
in Santa Barbara Partners     $10,401   $83,210   $1,431,893    $277,364

Trio Petroleum, Inc.
                              $1,084     $8,668     $149,168     $28,895
Cuyama Drilling and
Production Company            $3,244    $25,954     $446,631     $86,514

South Cuyama Limited
Partnership                   $2,579    $20,630     $355,000     $68,765
                              ------    -------    ---------     -------
                             $17,308   $138,462   $2,382,692    $461,538
                             =======    =======    =========     =======



The above will be adjusted for closing, and post closing adjustments as agreed upon between Hallador Sellers and Trio Sellers.